                            STOCK PURCHASE AGREEMENT

                                 By and Between

                              CompDent Corporation

                                      and

                 American Prepaid Professional Services, Inc.,

                                      and

                              Theodore Tannebaum,

                             Sven Philip-Sorensen,

                       Dental Care Plus Management, Corp.

                                      and

                                 I.H.C.S., Inc.

                               TABLE OF CONTENTS

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ARTICLE I.       PURCHASE AND SALE OF SHARES, NOTE AND OPTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 1.01.    Purchase and Sale of Shares, Note and Options . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 1.02.    Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 1.03.    Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 1.04.    Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Section 1.05.    The Representative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Section 1.06.    Non-Competition Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         Section 1.07.    IDI Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE II.      REPRESENTATIONS AND WARRANTIES OF MR. TANNEBAUM  . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Section 2.01.    Making of Representations and Warranties; Certain Definitions . . . . . . . . . . . . . . .   5
         Section 2.02.    Ownership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 2.03.    Authority of Mr. Tannebaum  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 2.04.    Organization, Existence and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 2.05.    Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 2.06.    Subsidiaries; Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 2.07.    Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 2.08.    Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 2.09.    Absence of Certain Developments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 2.10.    Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 2.11.    Transactions with Related Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 2.12.    Title to Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 2.13.    Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 2.14.    Contracts and Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 2.15.    Intellectual Property Rights; Employee Restrictions . . . . . . . . . . . . . . . . . . . .  14
         Section 2.16.    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 2.17.    Permits; Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 2.18.    Compliance with Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 2.19.    Labor Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 2.20.    OMITTED . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 2.21.    Investment Banking; Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 2.22.    Employee Benefit Programs.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 2.23.    Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 2.24.    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 2.25.    Relationship with Customers and Providers . . . . . . . . . . . . . . . . . . . . . . . . .  21
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ARTICLE III.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF MR.
                 PHILIP-SORENSEN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

         Section 3.01.    Making of Representations, Warranties and Covenants . . . . . . . . . . . . . . . . . . . .  21
         Section 3.02.    Title to Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 3.03.    Authority of Mr. Philip-Sorensen  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 3.04.    Exercise of the Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 3.05.    Confidentiality.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 3.06.    General Release . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 3.07.    Confirmation of Representations and Warranties of the Companies . . . . . . . . . . . . . .  23
         Section 3.08.    Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 3.09.    Acquisition Proposals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 3.10.    No Transfer of the Options; Voting  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE IV.      REPRESENTATIONS AND WARRANTIES OF COMPDENT AND AMERICAN PREPAID  . . . . . . . . . . . . . . . . . .  24

         Section 4.01.    Making of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 4.02.    Organization and Corporate Power. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 4.03.    Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 4.04.    Investment Banking; Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 4.05.    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 4.06.    Investment Purpose  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 4.07.    Solvency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE V.       COVENANTS OF THE COMPANIES AND MR. TANNEBAUM . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

         Section 5.01.    Making of Covenants and Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 5.02.    Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 5.03.    Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 5.04.    Certain Contracts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 5.05.    Acquisition Proposals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 5.06.    Transfers of Shares; Voting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 5.07.    Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 5.08.    Certain Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 5.09.    Credit Line Paydown . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 5.10.    Consulting Agreement Terminations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33





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ARTICLE VI.      COVENANTS OF COMPDENT AND AMERICAN PREPAID . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

         Section 6.01.    Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 6.02.    Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 6.03.    Non-Hire of the Companies' Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 6.04.    Companies' By-Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 6.05.    Consulting Buy-Outs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE VII.  CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

         Section 7.01.    Conditions to the Obligations of CompDent and American Prepaid  . . . . . . . . . . . . . .  35
         Section 7.02.    Conditions to the Obligations of the Sellers  . . . . . . . . . . . . . . . . . . . . . . .  39

ARTICLE VIII.    TERMINATION OF AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

         Section 8.01.    Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         Section 8.02.    Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Section 8.03.    Right to Proceed  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

ARTICLE IX.      SURVIVAL; INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

         Section 9.01.    Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . .  43
         Section 9.02.    Indemnification by Mr. Tannebaum  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Section 9.03.    Limitations on Indemnification by the Sellers . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 9.04.    Indemnification by CompDent and American Prepaid  . . . . . . . . . . . . . . . . . . . . .  45
         Section 9.05.    Limitations on Indemnification by CompDent and American Prepaid . . . . . . . . . . . . . .  46
         Section 9.06.    Notice; Defense of Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 9.07.    Tax Effects of Losses; Meaning of After-Tax Basis . . . . . . . . . . . . . . . . . . . . .  48

ARTICLE X.       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

         Section 10.01.  Law Governing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         Section 10.02.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         Section 10.03.  Prior Agreements Superseded. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         Section 10.04.  Assignability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         Section 10.05.  Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         Section 10.06.  Publicity and Disclosures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         Section 10.07.  Captions and Gender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         Section 10.08.  Execution in Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         Section 10.09.  Certain Remedies; Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
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         Section 10.10.  Amendments; Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         Section 10.11.  Consent to Jurisdiction. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         Section 10.12.  Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Section 10.13.  Section 338(h)(10) Election  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Section 10.14.  CompDent Guaranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Section 10.15.  IHCS Liability Limit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54





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SCHEDULES

Schedule 1.06         -     Non-Competition Agreement
Schedule 2.01(a)      -     "Knowledge" Definition
Schedule 3.06         -     Mr. Philip-Sorensen's General Release
Schedule 4.02         -     CompDent Transaction Documents
Schedule 4.03         -     CompDent and American Prepaid Consents and Approvals
Schedule 5.08         -     Mr. Tannebaum's General Release
Schedule 6.05         -     Buy-Out Obligations
Schedule 7.01(b)      -     Legal Opinion of Counsel for the Sellers
Schedule 7.02(b)      -     Legal Opinion of Counsel for American Prepaid





                                      (v)

                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement is made as of this 28th day of February, 1996, by and between CompDent Corporation, a Delaware corporation ("CompDent"), and American Prepaid Professional Services, Inc., a Florida corporation ("American Prepaid"), and Theodore Tannebaum ("Mr. Tannebaum"), Sven Philip-Sorensen ("Mr. Philip-Sorensen") (Mr. Tannebaum and Mr. Philip-Sorensen are sometimes referred to herein individually as a "Seller" and collectively as the "Sellers"), Dental Care Plus Management, Corp., an Illinois corporation ("Dental Care"), and I.H.C.S., Inc., an Illinois corporation ("IHCS"). Dental Care and IHCS are sometimes referred to together herein as the "Companies."


                              W I T N E S S E T H

         WHEREAS, Mr. Tannebaum is the record and beneficial owner of (i) 1,000 common shares (the "Tannebaum Dental Care Shares"), no par value per share ("Dental Care Common Stock"), of Dental Care and (ii) 1,000 common shares (the "Tannebaum IHCS Shares"), par value $100.00 per share ("IHCS Common Stock"), of IHCS (the Tannebaum Dental Care Shares and the Tannebaum IHCS Shares are referred to herein collectively as the "Shares" except that references to the "Shares" shall mean Tannebaum Dental Care Shares from and after the contribution of the Tannebaum IHCS Shares to Dental Care by Mr. Tannebaum as provided in Sections 5.11 and 7.01(q)), certain of which are subject to the Options (as hereinafter defined);

         WHEREAS, Mr. Philip-Sorensen is the record and beneficial owner of options to purchase one-half of the shares of Dental Care Common Stock and one-half of the shares of IHCS Common Stock held by Mr. Tannebaum (the "Options") such that immediately after exercise of all of the Options Mr. Philip-Sorensen would hold 50% of the issued and outstanding capital stock of each of the Companies;

         WHEREAS, the Shares represent all of the issued and outstanding capital stock of the Companies and the Options represent all of the issued and outstanding securities convertible into or exchangeable for any shares of capital stock of the Companies; and

         WHEREAS, subject to the terms and conditions set forth herein, Mr. Tannebaum desires to sell to American Prepaid, and American Prepaid desires to purchase from Mr. Tannebaum, the Shares and a certain subordinated surplus promissory note referred to in Section 1.01 hereof, and Mr. Philip-Sorensen desires to sell to American Prepaid, and American Prepaid desires to purchase from Mr. Philip-Sorensen, the Options; and

         WHEREAS, Messrs. Tannebaum and Philip-Sorensen are willing to provide to each of the Companies their general releases as set forth in Sections 3.06 and 5.08 below, and Mr. Tannebaum is willing to agree not to compete with the Companies, as set forth in Section 1.06 below; and

         WHEREAS, in exchange for the foregoing benefits and consideration to the Companies, the Companies are willing to make the representations, warranties and agreements to CompDent and American Prepaid contained herein;

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:


ARTICLE I.       PURCHASE AND SALE OF SHARES, NOTE AND OPTIONS

       Section 1.01 .     Purchase and Sale of Shares, Note and Options.
Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants herein set forth, American Prepaid hereby agrees to purchase (a) the Shares and that certain Subordinated Surplus Note dated June 1, 1994 in the principal amount of $50,000 payable by IHCS in favor of Mr. Tannebaum (the "IHCS Note") (including all interest accrued through the Closing Date) and (b) the Options, and Mr. Tannebaum and Mr. Philip-Sorensen hereby agree to sell to American Prepaid, at the Closing (as hereinafter defined in Section 1.03 hereof), the Shares and the IHCS Note and the Options, respectively, free and clear of any and all liens, claims, options, charges, pledges, security interests, voting agreements, trusts, encumbrances, rights or restrictions of any nature ("Claims"). At the Closing, Mr. Tannebaum shall deliver or cause to be delivered to American Prepaid stock certificates representing all of the Shares and the IHCS Note. Such stock certificates shall be duly endorsed in blank for transfer or shall be presented with stock powers duly executed in blank, together with such other documents, if any, as may be required by American Prepaid to effect a valid transfer to American Prepaid of the Shares and the IHCS Note, free and clear of any and all Claims (other than the Options). At the Closing, Mr. Philip-Sorensen shall deliver an assignment of the Options to American Prepaid, free and clear of any and all Claims, together with the other documents elsewhere specified in this Agreement.

        Section 1.02. Purchase Price. In consideration of the sale by the Sellers to American Prepaid of the Shares, the IHCS Note and the Options and subject to the satisfaction of all of the conditions contained herein, American Prepaid shall pay (or cause to be paid) to the Sellers, at the Closing, cash in an aggregate amount equal to the sum of (a) Twenty-Seven Million Three Hundred Forty-Five Thousand Dollars ($27,345,000) plus (b) the excess of $10,535,000 over the amount of the Buy-Out Obligations (as defined in Section 6.05) on the date of the Closings (as hereinafter defined). The foregoing payment to the Sellers shall be allocated between them, in the ratio of 50% to each, by wire transfer of immediately available funds to accounts of the Sellers, written notice of which accounts shall have been provided to American Prepaid not less than two (2) business days prior to the Closing.


        Section 1.03. Closing. The sale and delivery and the purchase and acceptance of the Shares, the IHCS Note and the Options (the "Closing") shall take place at the Chicago offices of Hopkins & Sutter on the date which is twenty (20) days (or fewer days by agreement of

CompDent, American Prepaid and the Representative (as defined in Section 1.05)) following the first day on which all of the conditions to Closing set forth in Sections 7.01(d)(i) and 7.02(d) (as to IDI Approval) and Sections 7.01(j) and 7.02(f) have been satisfied provided, however, that the Closing shall not occur before April 1, 1996. Notwithstanding anything in Article VIII to the contrary, in the event all conditions to Closing have been satisfied or waived on or prior to the applicable termination date specified therein, then no party shall be entitled to exercise its right of termination as contemplated therein by reason of the fact that this Section 1.03 contemplates that the Closing shall occur as promptly as practicable and in no event more than twenty (20) days after satisfaction of certain conditions as provided in the preceding sentence, such provision being included for the convenience of the parties and their counsel in connection with the Closing. The date of the Closing is referred to herein as the "Closing Date."

        Section 1.04. Further Assurances. Each of the Sellers from time to time after the Closing at the request of American Prepaid and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as American Prepaid may reasonably require to more effectively transfer and assign to, and vest in, American Prepaid the Shares, the IHCS Note and the Options free and clear of any and all Claims and all rights thereto, and to fully implement the provisions of this Agreement.

        Section 1.05.     The Representative.

                 (a) By the execution and delivery of this Agreement, Mr. Philip-Sorensen hereby irrevocably constitutes and appoints Mr. Tannebaum as his true and lawful agent and attorney-in-fact (the "Representative"), with full power of substitution to act in Mr. Philip-Sorensen's name, place and stead with respect to all transactions contemplated by and all terms and provisions of this Agreement, and to act on Mr. Philip-Sorensen's behalf in any dispute involving this Agreement, and to do or refrain from doing all such further acts and things, and execute all such documents as the Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, in all events in the Representative's sole and absolute discretion, including, without limitation, the power:

                          (i) to waive any condition to the obligations of the Sellers to consummate the transactions contemplated by this Agreement;

                          (ii) to act for Mr. Philip-Sorensen with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any claim on behalf of Mr. Philip-Sorensen and to transact matters of litigation;

                          (iii)   to execute and deliver all ancillary
         agreements, certificates and documents, and to make representations and warranties therein, on behalf of Mr. Philip-Sorensen in connection with the consummation of the transactions contemplated by this Agreement;

                          (iv) to do or refrain from doing any further act or deed on behalf of Mr. Philip-Sorensen relating to the subject matter of this Agreement, as fully and completely as Mr.
         Philip-Sorensen could do if personally present; and

                          (v) to receive all notices on behalf of Mr. Philip-Sorensen in connection with any claims or matters under this Agreement.

                 (b) The appointment of the Representative shall be deemed coupled with an interest and shall be irrevocable, and CompDent, American Prepaid and any other person may conclusively and absolutely rely, without inquiry, upon any action of the Representative on behalf of Mr. Philip-Sorensen in all matters referred to herein. All notices delivered by CompDent or American Prepaid or the Companies (following the Closing) to the Representative (whether pursuant hereto or otherwise) for the benefit of the Sellers shall constitute notice to Mr. Philip-Sorensen.

                 (c) All actions, decisions and instructions of the Representative taken, made or given pursuant to the authority granted to the Representative pursuant to paragraph (a) above shall be conclusive and binding upon Mr. Philip-Sorensen and Mr. Philip-Sorensen shall not have the right to object, dissent, protest or otherwise contest the same.

                 (d) The provisions of this Section 1.05 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest surviving death or disability of Mr. Philip-Sorensen, granted by Mr. Philip-Sorensen to the Representative and shall be binding upon the executors, heirs, legal representatives, successors and assigns of Mr. Philip-Sorensen.

                 (e) CompDent, American Prepaid and the Companies (following the Closing) shall be entitled to rely conclusively on the instructions and decisions of the Representative as to any actions required or permitted to be taken by the Sellers or the Representative hereunder, and no party hereunder shall have any cause of action against CompDent or American Prepaid for any action taken in good faith by CompDent, American Prepaid or the Companies (following the Closing) by any of them in reliance upon the instructions or decisions of the Representative.


        Section 1.06. Non-Competition Agreement. As a material inducement to and a condition precedent of American Prepaid's purchase of the Shares and the IHCS Note, and associated goodwill, and in consideration of a cash payment by wire transfer of immediately available funds in the amount of $10,000 at the Closing, Mr. Tannebaum shall execute and deliver on the Closing Date a Non-Competition Agreement in the form of Schedule 1.06 attached hereto (the "Non-Competition Agreement").


        Section 1.07. IDI Approval. Notwithstanding anything to the contrary elsewhere contained in this Agreement, the obligations of the parties to close the purchase and sale of the

         Shares, the IHCS Note and Options hereunder are subject to the written approval or consent of the change of control of IHCS contemplated by this Agreement being issued by the Department of Insurance of the State of Illinois on or prior to August 31, 1996. No party may waive this condition or consummate such purchase and sale until and unless such approval or consent is issued. The provisions of this Section
         1.07 shall not be construed to limit, restrict or abrogate any of the parties' agreements set forth herein, including without limitation, the purchase and sale of the Shares, the IHCS Note and Options following receipt of such approval or consent, subject to the terms and conditions of this Agreement, and those under Sections 3.09 and 5.05, which shall be performed in accordance with their terms.


ARTICLE II.      REPRESENTATIONS AND WARRANTIES OF MR. TANNEBAUM AND THE
                 COMPANIES

    Section 2.01. Making of Representations and Warranties; Certain Definitions.

                  (a) As a material inducement to CompDent and American Prepaid to enter into this Agreement and consummate the transactions contemplated hereby, Mr. Tannebaum hereby makes to CompDent and American Prepaid the representations and warranties contained in Sections 2.02 and 2.03, and each of the Companies hereby makes to CompDent and American Prepaid the representations and warranties contained in Section 2.04 through 2.25 with
respect to itself but not with respect to the other Company.   For purposes of
this Agreement, references to the "knowledge" or "best knowledge" of Mr. Tannebaum or words of similar meaning shall be deemed to refer to actual (but not constructive) knowledge without having undertaken any investigation, and references to the "knowledge" or "best knowledge" of the Companies or words of similar meaning shall be deemed to refer to the actual (but not constructive) knowledge of, any executive officers of the Companies listed on Schedule 2.01(a) attached hereto including actual knowledge obtained following the inquiries described therein. Mr. Tannebaum advises CompDent and American Prepaid that he has not been substantially involved in the operations of the Companies and so lacks specific knowledge of many of the statements made by the Companies below, provided, however, that the foregoing statement shall not be construed as limiting or restricting any of the representations made by either of the Companies herein or Mr. Tannebaum's obligations under Section 9.02 in the event of any breach thereof.

                  (b) For purposes of this Agreement, (i) references to a "Person" or "person" shall mean an individual, a corporation, an association, an estate, a trust, a partnership or any other entity or organization; (ii) references to the defined term "Material Adverse Effect" shall mean a material adverse effect on the properties, assets, business, financial condition or results of operations of the Companies; (iii) references to "Disclosure Schedule" shall mean the disclosure schedule delivered by the Companies under this Agreement; and (iv) references to a "Subsidiary" shall mean, with respect to any Person, any corporation more than 50% of the outstanding voting securities of which, or any partnership, joint venture or other entity more than 50% of the total equity interest of which, is directly or indirectly owned by such Person.

        Section 2.02. Ownership. Mr. Tannebaum owns beneficially and of record all of the Shares and the IHCS Note, free and clear of any and all Claims, other than the Options and the restrictions shown in Section 2.03/2.05 of the Disclosure Schedule. Upon delivery to American Prepaid at the Closing of the certificates representing the Shares owned by Mr. Tannebaum duly endorsed in blank for transfer or with stock powers attached duly executed in blank, and the IHCS Note, against delivery of the purchase price therefor, good and valid title thereto shall be transferred to American Prepaid, free and clear of any and all Claims.

        Section 2.03.     Authority of Mr. Tannebaum.

                 (a) Subject to Section 1.07 of this Agreement, Mr. Tannebaum has full authority, power and capacity to enter into this Agreement and the other agreements listed in Section 2.03/2.05 of the Disclosure Schedule (the "Tannebaum Transaction Documents") and perform his obligations under this Agreement and the Tannebaum Transaction Documents. This Agreement and the Tannebaum Transaction Documents constitute, or when executed and delivered by him will constitute, valid and binding obligations of Mr. Tannebaum enforceable in accordance with their respective terms.

                 (b) The execution, delivery and performance by Mr. Tannebaum of this Agreement and each of the Tannebaum Transaction Documents do not and will not violate any laws, rules or regulations of the United States or any state or other jurisdiction applicable to Mr. Tannebaum, or require him to obtain any approval, consent or waiver of, or to make any filing with, any Person (governmental or otherwise) that has not been obtained or made, except as set forth in Section 2.03/2.05 of the Disclosure Schedule, and except where failure to obtain such approval, consent or waiver would not have a Material Adverse Effect.

        Section 2.04.     Organization, Existence and Authority.

                 (a) Each of the Companies is a corporation organized, validly existing and in good standing under the laws of the state or other jurisdiction of its incorporation, and is duly qualified or registered as a foreign corporation in each jurisdiction (i) listed in Section 2.04(a) of the Disclosure Schedule or (ii) in which it is required to be licensed or qualified to conduct its businesses or own its properties, except where the failure to so qualify or register would not have a Material Adverse Effect. Each of the Companies has all requisite corporate power and authority and, except as disclosed in Section 2.04(a) of the Disclosure Schedule, has all material and necessary authorizations, approvals, orders, licenses, certificates and permits, to conduct its businesses as presently conducted. True and complete copies of the charter and by-laws of each of the Companies have previously been delivered to CompDent and American Prepaid.

                 (b) Each of the Companies has full corporate power and authority to enter into this Agreement and the other agreements listed in
Section 2.04(b) of the Disclosure Schedule (the "Company Transaction Documents") and to carry out the transactions contemplated hereby and thereby. This Agreement and each Company Transaction Document constitute, or when executed and delivered by such Company will constitute, valid and binding obligations of such Company enforceable in accordance with their respective terms. The execution, delivery and performance by the Sellers and Companies of this Agreement, and each of the Tannebaum Transaction Documents, the Philip-Sorensen Transaction Documents (as defined in Section 3.03(a)) and the Company Transaction Documents:

                         (i) do not and will not violate the charter or by-laws of either of the Companies or any laws, rules or regulations of the United States or any state or other jurisdiction applicable to either of the Companies, or require either of the Companies to obtain any approval, consent or waiver of, or to make any filing with, any Person (governmental or otherwise) that has not been obtained or made, except where failure to obtain such approval, consent or waiver would not have a Material Adverse Effect or except as set forth in Section 2.03/2.05 of the Disclosure Schedule; and

                        (ii) do not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which either of the Companies is a party or by which the property of either of the Companies is bound, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of assets or properties of either of the Companies, except for any such default, acceleration, termination, imposition or creation that would not have a Material Adverse Effect or except as disclosed in Sections 2.03/2.05 of the Disclosure Schedule.

        Section 2.05. Capitalization. The total authorized capital stock of Dental Care consists of 10,000 shares of Dental Care Common Stock. As of the date hereof, 1,000 shares of Dental Care Common Stock are issued and outstanding, all of which are duly and validly issued, fully paid and nonassessable and are owned beneficially (subject to the Options) and of record by Mr. Tannebaum. No shares of capital stock of Dental Care are held in the treasury of Dental Care. No shares of Dental Care Common Stock are reserved for issuance upon exercise of and pursuant to outstanding options. The total authorized capital stock of IHCS consists of 1,000 shares of IHCS Common Stock. As of the date hereof, 1,000 shares of IHCS Common Stock are issued and outstanding, all of which are duly and validly issued, fully paid and nonassessable and are owned beneficially (subject to the Options) and of record by Mr. Tannebaum. No shares of capital stock of IHCS are held in the treasury of IHCS. No shares of IHCS Common Stock are reserved for issuance upon exercise of and pursuant to outstanding options. Except as set forth in
Section 2.05 of the Disclosure Schedule, (i) there are no outstanding subscriptions, options, warrants, commitments, agreements, arrangements or commitments of any kind for or relating to the issuance, or sale of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class or other equity interests of either of the Companies (other than the Options); (ii) no person has any preemptive right, right of first refusal or similar right to acquire the Shares or any other shares of capital stock of either of the Companies; (iii) there are no restrictions on the transfer of any shares of capital stock of either of the Companies, other than those imposed by relevant state and federal securities laws, state insurance or limited health service organization laws, this Agreement or the Options; (iv) no person has any right to cause either of the Companies to effect the registration under the Securities Act of 1933, as amended, of any shares of its capital stock or any other securities (including debt securities); (v) none of the Companies has an obligation to purchase, redeem or otherwise acquire any of its equity securities or any interests therein, or to pay any dividend or make any other distribution in respect thereof; and (vi) there are no voting trusts, stockholders' agreements, or proxies relating to any securities of either of the Companies.

        Section 2.06. Subsidiaries; Investments. Neither of the Companies has any Subsidiaries or has any direct interest in or control over any corporation, partnership, joint venture or other entity of any kind.

        Section 2.07. Financial Statements. Included in Section 2.07 of the Disclosure Schedule are the following financial statements of the Companies, all of which statements (including the footnotes and schedules thereto in the case of audited statements) were prepared in accordance with generally accepted accounting principles, consistently applied during the periods covered thereby, and fairly present the financial position of each of the Companies, respectively, on the dates of such statements and their respective results of operations for the periods covered thereby: audited balance sheets as at December 31, 1994 and December 31, 1995 and the related statements of operations and cash flows for the respective fiscal years then ended, in each case certified by the independent certified public accountants of each of the Companies. Subject to the matters disclosed in Section 2.07 of the Disclosure Schedule, the financial condition and liquidity of the Companies as of December 31, 1995 satisfied all minimum capital or surplus and similar requirements under applicable laws, rules and regulations of the State of Illinois.

        Section 2.08. Absence of Undisclosed Liabilities. Except as disclosed in Section 2.08 of the Disclosure Schedule and except to the extent reflected or disclosed or reserved against in the balance sheets of the Companies as of December 31, 1995 included in Section 2.07 of the Disclosure Schedule, including the footnotes thereto (the "Base Balance Sheet"), neither of the Companies has any other liabilities of any nature, whether accrued, absolute, known or unknown, contingent or otherwise, except liabilities incurred in the ordinary course of business since the date of the Base Balance Sheet.

        Section 2.09. Absence of Certain Developments. Since the date of the Base Balance Sheet and except as disclosed in Section 2.09 of the Disclosure Schedule, each of the Companies has conducted its business only in the ordinary course consistent with past practice and except as set forth in
Section 2.09 of the Disclosure Schedule, there has been: (i) no change in the financial condition of either of the Companies or in the assets, liabilities, properties or business of either of the Companies which change, whether or not arising in the ordinary course of business, has had a Material Adverse Effect;
(ii) no mortgage, encumbrance or lien placed on any of the properties of either of the Companies; (iii) except for the IHCS Tax Distribution (as defined in Section 7.01(m)) and the dividend described in Section 5.03 of the Disclosure Schedule, no declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any shares of any capital stock of any class of either of the Companies or any options, warrants or other rights to acquire, or securities convertible into or exchangeable for, any such capital stock; (iv) no waiver of any valuable right of, or cancellation of any debt or claim held by, either of the Companies; (v) no incurrence or modification of any material contingent liability with respect to the obligations of others, and no incurrence or modification of any other contingent or fixed obligations or liabilities except in the ordinary course of business consistent with past practice; (vi) no increase, direct or indirect, in the compensation paid or payable to any officer, director, employee, dental care provider, sales agent or stockholder other than increases in the ordinary course of business consistent with past practice permitted under Section 5.03(f); (vii) no material loss, destruction or damage to any property of either of the Companies, whether or not insured;
(viii) no notice of any claim of unfair labor practices or labor dispute or work stoppage involving either of the Companies and no change in senior personnel of either of the Companies; (ix) no acquisition or disposition of any assets (or any contract or arrangement therefor) nor any other transaction by either Company other than in the ordinary course of business; (x) no payment or discharge of a material lien or liability of either Company which is not recorded in the latest balance sheet included in Section 2.07 of the Disclosure Schedule; (xi) no employment or consulting agreements entered into by either Company and no obligation or liability incurred by either Company to any of their respective officers, directors, consultants, stockholder or employees, or any loans or advances made by either Company to any of their respective officers, directors, stockholders or employees, except normal compensation and expense allowances payable to officers or employees as permitted under Section 5.03(f) and except for changes to or additional consulting agreements in the ordinary course of business which in the aggregate are not material in terms of amounts to be paid thereunder; (xii) no change in accounting methods or practices, credit practices or collection policies used by either Company; and
(xiii) no agreement or understanding whether in writing or otherwise to take any of the actions specified in paragraphs (i) through (xii) above.

        Section 2.10. Accounts Receivable. The customer accounts receivable of each of the Companies shown in the Base Balance Sheets represent payments due from customers for capitation or services provided or to be provided to individual customers or members of customer groups in the ordinary course of business. Except as set forth in Section 2.10 of the Disclosure Schedule, such accounts are not, to the best knowledge of the Companies, subject to any material set-off or counterclaim, although adjustments in customer accounts occur in the ordinary course of business based on additions and deletions of enrolled members and changes in capitation lists for panel dentists. Sellers and the Companies make no representation or warranty as to the collectibility of such accounts or to the effect that they will in fact be collected. Neither of the Companies has any accounts receivable from any of its or the other Company's directors, officers, employees or stockholders except as shown in the Base Balance Sheet.

        Section 2.11. Transactions with Related Parties. Except as set forth in Section 2.11 of the Disclosure Schedule, there are no loans, leases or other continuing transactions between either of the Companies and any present or, to the best knowledge of the Companies, former stockholder, director or officer of either of the Companies, or, to the best knowledge of the Companies, any member of such officer's, director's or stockholder's immediate family, or any business organization controlled by such officer, director or stockholder or his or her immediate family. Except as set forth in Section 2.11 of the Disclosure Schedule, no stockholder, director or officer of either of the Companies, or any of the respective spouses or immediate family members, owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of either of the Companies.

        Section 2.12.     Title to Properties.  Except as set forth in Section
2.12 of the Disclosure Schedule or disclosed in the Base Balance Sheet, each of the Companies owns all of its material properties and assets reflected on the Base Balance Sheet or acquired thereafter, free and clear of all mortgages, security interests, liens, restrictions or encumbrances or other Claims. All equipment included in such properties which is necessary to the business of either of the Companies is generally in good condition and repair (ordinary wear and tear excepted) and all leases of real or personal property to which either of the Companies is a party are, to the best knowledge of the Companies, fully effective and afford Dental Care or IHCS, as the case may be, possession of the subject matter of the lease. To the best knowledge of the Companies, neither of the Companies is in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, except such violations that are not reasonably likely to have a Material Adverse Effect. Neither of the Companies holds title to any real property, and no representation is made as to compliance of buildings or property parts of which are leased to the Companies with respect to zoning, building, safety, or other laws, regulations or ordinances.

        Section 2.13.     Tax Matters.

                 (a) Each of the Companies has filed all federal, state, local and foreign tax returns required to be filed by it through the date on which this representation is made or deemed made in the certificate delivered pursuant to Section 7.01, and has paid or caused to be paid all federal, state, local, foreign, and other taxes, including without limitation income taxes, estimated taxes, excise taxes, sales taxes, use taxes, premium taxes, gross receipts taxes, franchise taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, and property taxes, whether or not measured in whole or in part by net income, and including without limitation additions to tax, penalties and interest relating to the foregoing (collectively, "Taxes"), required to be paid by each of them through the date on which this representation is made or deemed made in the certificate delivered pursuant to
Section 7.01 whether disputed or not except Taxes which have not yet accrued or otherwise become due, for which adequate provision has been made in the pertinent financial statements referred to in Section 2.07 above as of December 31, 1995, for Taxes payable with respect to periods ending on or before such date, and in the Closing Date Pro Forma Balance Sheet (as defined in Section 7.01(m) hereof, for Taxes payable with respect to periods ending on or before the Closing Date. Except as disclosed in Section 2.13 of the Disclosure Schedule, the provisions for Taxes, if any, on the Base Balance Sheet are sufficient as of such date for the payment of all then-accrued and unpaid Taxes of any nature of either of the Companies payable with respect to periods ending on or before December 31, 1995, as the case may be, and any applicable Taxes then owing by either of the Companies to any foreign jurisdiction, whether or not assessed or disputed. All Taxes and other assessments and levies which either of the Companies is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities except where the failure to withhold or collect and pay over would not be reasonably likely to have a Material Adverse Effect or where payment is not yet due. Neither the Internal Revenue Service nor any other governmental authority is now asserting or, to the best knowledge of the Companies, threatening to assert against either of the Companies any deficiency or claim for additional Taxes. Except as set forth in Section 2.13 of the Disclosure Schedule, since July 1, 1994 there has not been any audit of any tax return filed by either of the Companies and the Companies to not know of any audit prior to that date. Except as set forth in Section 2.13 of the Disclosure Schedule, no waiver or agreement by either of the Companies is in force for the extension of time for the assessment or payment of any Taxes. Since July 1, 1994, no claim has been made by an authority in a jurisdiction where either of the Companies does not file tax returns that either of them is or may be subject to taxation by that jurisdiction, and the Companies do not know of any such claim prior to that date. There are no security interests on any of the assets of either of the Companies that arose in connection with any failure (or alleged failure) to pay any Tax.

                 (b) The foregoing notwithstanding, the Companies make no representation or warranty with respect to (i) the amount of any net operating loss deduction reflected on any tax return or any deferred tax asset reflected on any balance sheet prepared with respect to the Companies or (ii) the ability of CompDent or American Prepaid or any affiliate (including the Companies) to utilize such net operating loss deduction or realize any tax benefit with respect to such deferred tax asset.

                 (c) Section 2.13 of the Disclosure Schedule lists all federal, state, local, and foreign income tax returns (including all schedules and attachments) filed with respect to each of the Companies for taxable periods ended on or after December 31, 1994, and to the best knowledge of the Companies, since December 31, 1992. Each of the Companies has delivered to American Prepaid correct and complete copies of all federal income tax returns, examination reports, and statements of deficiencies assessed against or agreed to by such Company since December 31, 1994, and to the best knowledge of the Companies, since December 31, 1992.

                 (d) Except as disclosed in Section 2.13 of the Disclosure Schedule, neither of the Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                 (e)      Neither of the Companies has filed a consent under
Section 341(f) of the Internal Revenue Code concerning collapsible corporations since July 1, 1994, and to the best knowledge of the Companies, since incorporation. Neither of the Companies has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Internal Revenue Code (the "Code"). Neither of the Companies nor any of their respective Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Each of the Companies has disclosed on its respective federal income tax returns for periods ending December 31, 1994 and thereafter and, to the best knowledge of the Companies, for periods ended December 31, 1992, and thereafter, all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code. Neither of the Companies is a party to any tax allocation or sharing agreement to the best knowledge of the Companies.
Neither of the Companies (A) has been a member of an affiliated group filing a consolidated federal income tax return or (B) has any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise since July 1, 1994, and to the best knowledge of the Companies, since incorporation.

        Section 2.14.     Contracts and Commitments.

                 (a) Except as set forth in Section 2.14(a) of the Disclosure Schedule, neither of the Companies is a party to or is otherwise bound by any (i) employment contracts; (ii) stock redemption or purchase agreements; (iii) agreements providing for the indemnification of others against any liabilities; (iv) license agreements (as licensor or licensee); (v) distributor or sales representative agreements or similar agreements with any Person (including without limitation employees, marketing directors or other outside parties) which provide for payment in whole or in part based on the revenue or net income of the Companies or amounts collectible from members in their dental plans or other products; (vi) agreements with officers, directors, employees or stockholders of either of the Companies; (vii) leases of real property; (viii) material agreements with customers of either of the Companies;
(ix) plans or contracts providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labor union; (x) agreements for the purchase of any commodity, material or equipment except purchase orders in the ordinary course of business consistent with past practice; (xi) agreements containing covenants limiting the freedom of either of the Companies to compete in any line of business or territory or with any person or entity; (xii) indentures, mortgages, promissory notes, loan agreements, guaranties or other agreements or commitments for the borrowing of money or any related security agreements; (xiii) any partnership, trust agreement, joint venture, or other similar contract, arrangement or agreement;
(xiv) any registration rights agreements, warrants, warrant agreements or other rights to subscribe for securities, any voting agreements, voting trusts, shareholder agreements or other similar arrangements or any stock purchase or repurchase agreements or stock restriction agreements; or (xv) any other agreement, contract or commitment which (A) provides for or involves payments by or imposes any liability or obligation on either of the Companies in excess of $25,000 per month to any panel dentist, $10,000 per month to any agent, or $25,000 per annum or $50,000 in the aggregate during the term of the agreement to any other Person or (B) provides for receipt by or creates any claim or right of either of the Companies in excess of 1% of the gross annual revenue of such Company.

                 (b) Except as set forth in Section 2.14(b) of the Disclosure Schedule, there is no pending or, to the best knowledge of the Companies, threatened termination or modification of any lease, loan agreement, dental services customer contract or any other agreement listed in Section 2.14(a) of the Disclosure Schedule, which termination, or modification is reasonably likely to have a Material Adverse Effect. Except as set forth in
Section 2.14(b) of the Disclosure Schedule, neither of the Companies, nor, to the best knowledge of the Companies, any other party to any lease, loan agreement, dental services customer contract or any other agreement listed in
Section 2.14(a) of the Disclosure Schedule, is in default in complying with any provisions thereof, and, to the best knowledge of the Companies, no condition or event or fact exists which, with notice, lapse of time or both would constitute a default thereunder on the part of either of the Companies or, to the best knowledge of the Companies, any other party thereto, except for any such default, condition, event or fact that would not be reasonably likely to have a Material Adverse Effect.

                 (c) All of the lessee's right, title and interest in and to that certain lease relating to the office located at the River West Plaza, 770 N. Halsted, Chicago, Illinois and described in Section 2.14 of the Disclosure Schedule (the "Lease") has been duly and validly assigned to Dental Care, and such assignment of the Lease has been duly authorized and accepted by LaSalle National Bank, as lessor.

                 (d) Except as set forth in Section 2.14 of the Disclosure Schedule, neither of the Companies (i) has any liability for renegotiation of government contracts or subcontracts, (ii) has been suspended or debarred from bidding on contracts or subcontracts with any federal, state or local agency or governmental authority, (iii) has been investigated by any such agency or authority with respect to contracts entered into or goods and services provided by either of the Companies or any of their respective Subsidiaries or (iv) has had a contract terminated by any such agency or authority for default or failure to perform in accordance with applicable standards.

        Section 2.15.     Intellectual Property Rights; Employee Restrictions.

                 (a) Except as set forth in Section 2.15 of the Disclosure Schedule, each of the Companies (i) has exclusive ownership of or an exclusive license or other rights to use the trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, trade secrets, product designs and systems set forth in Section 2.15(a)(i) of the Disclosure Schedule and (ii) owns or has a valid license or other rights to use the computer software listed in Section 2.15(a)(ii) of the Disclosure Schedule (the "Software") and all other patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes and trade secrets (collectively "Intellectual Property") material in the conduct of their respective businesses as presently conducted and as proposed to be conducted. To the best knowledge of the Companies, there are no infringements by any other person of any rights of either of the Companies under any such Intellectual Property. No claim is pending or threatened against either of the Companies to the effect that any such Intellectual Property infringes upon or conflicts with the asserted rights of any other person and, to the best knowledge of the Companies, there is no basis for any such claim (whether or not pending or threatened). No claim is pending or, to the best knowledge of the Companies, threatened against either of the Companies or any of their respective Subsidiaries to the effect that any such Intellectual Property is invalid or unenforceable, and, to the best knowledge of the Companies, there is no basis for any such claim (whether or not pending or threatened). Except as set forth in Section 2.15 of the Disclosure Schedule, to the best knowledge of the Companies, neither of the Companies is making unlawful use of any Intellectual Property of any other person, including without limitation any former employer or any past or present employees of either of the Companies. Except as disclosed in Section 2.15 of the Disclosure Schedule, to the best knowledge of the Companies, neither of the Companies, nor any of their respective employees, has any agreements or arrangements with former employers of such employees relating to any Intellectual Property of such employers, which interfere or conflict with the performance of such employee's duties to either of the Companies.

                 (b) It is the policy of the Companies to require their employees having access to valuable non- public information of either of the Companies to execute agreements under which such employees are required to maintain the confidentiality of all such information. Except as disclosed in
Section 2.15 of the Disclosure Schedule, to the best knowledge of the Companies, neither of the Companies nor any Seller has made any such information available to any person other than employees of the Companies except pursuant to written agreements requiring the recipients to maintain the confidentiality of such information and appropriately restricting the use thereof. Except as set forth in Section 2.15 of the Disclosure Schedule, no employee or consultant of either of the Companies owns any rights in any products, technology or Intellectual Property of either of the Companies.

                 (c) To the best knowledge of the Companies, the computer software used by either of the Companies included in the Intellectual Property performs in all material respects in accordance with the documentation and other written material used in connection with the Software.

        Section 2.16. Litigation. Except as shown in Section 2.16 of the Disclosure Schedule, there is (a) no litigation pending or, to the best knowledge of the Companies, threatened against either of the Companies or affecting any of their respective properties or assets, or against any of their respective officers, directors or stockholders, (b) no governmental or administrative proceeding pending or, to the best knowledge of the Companies, threatened against either of the Companies, or (c) to the best knowledge of the Companies, no governmental or administrative investigation pending or threatened against either of the Companies, which, in any case, if adversely determined, is reasonably likely to have a Material Adverse Effect, or which may call into question the validity or hinder the enforceability or performance of this Agreement; and no claim has been asserted against either of the Companies for renegotiation or price redetermination of any business transaction.

        Section 2.17.     Permits; Compliance with Laws.  Except as shown in
Section 2.17 of the Disclosure Schedule, each of the Companies has all necessary franchises, authorizations, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges, including without limitation certificates of authority from the Illinois Department of Insurance ("Certificates of Authority") (collectively "Permits"), necessary to permit it to own its properties and to conduct its businesses as the same are presently conducted and all such Permits are in full force and effect and, to the best knowledge of the Companies, valid, except to the extent the absence of any such Permit (other than the Certificates of Authority) is not reasonably likely to have a Material Adverse Effect. Except as shown in Section 2.17 of the Disclosure Schedule, no Permit is subject to termination as a result of the execution of the Agreement or consummation of the transactions contemplated hereby. Except as shown in Section 2.17 of the Disclosure Schedule, each of the Companies is in compliance with all applicable statutes, ordinances, orders, rules and regulations (including all applicable environmental laws and regulations) promulgated by any federal, state, municipal or other governmental authority which apply to the conduct of its business, except for any such non-compliance or violation that is not reasonably likely to have a Material Adverse Effect. Since July 1, 1994 and, to the best of the Companies' knowledge, since 1992, neither of the Companies has ever entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any environmental or health and safety law or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any such law.

        Section 2.18. Compliance with Insurance Laws. Without limiting the representations and warranties contained elsewhere in this Agreement, except as set forth in Section 2.18 of the Disclosure Schedule:

                 (a) Each of the Companies has since July 1, 1994 and, to the best knowledge of the Companies, prior to that date, made all reports required under applicable insurance statutes. Section 2.18 of the Disclosure Schedule sets forth the licenses held by each of the Companies under all applicable insurance or other similar laws. Other than the licenses listed in
Section 2.18 of the Disclosure Schedule, neither of the Companies is required to hold any other license, permit or authorization under the insurance laws of any state other than the State of Illinois to conduct its businesses as presently conducted, except to the extent the absence of any such license, permit or authorization is not reasonably likely to have a Material Adverse Effect. Each of the Companies has all other necessary Permits of and from all insurance regulatory authorities to conduct its businesses as presently conducted.

                 (b) The dental plan products offered and sold by the Companies have been and are offered and sold in compliance with the requirements of all relevant laws and regulations, in each case, with such exceptions as would not be reasonably likely to have a Material Adverse Effect; and neither of the Companies has received any notification from any insurance regulatory authority to the effect that any additional Permit from such insurance regulatory authority is needed to be obtained by it. Neither of the Companies has since July 1, 1994, or to the best knowledge of the Companies, ever, entered into or been subject to any judgment, consent decree, compliance order or administrative order other than any such issued in the ordinary course of business with respect to any insurance or other similar law or, other than in the ordinary course of business, received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any insurance or other similar law or the enforcement of any such law.

                 (c) Since July 1, 1994, and to the best knowledge of the Companies prior to that date, neither of the Companies has failed to comply with any applicable statute, ordinance, order, rule or regulation, or failed to obtain any Permit in the State of Illinois, or, to the best knowledge of the Companies, in any jurisdiction other than the State of Illinois in which either of the Companies is conducting or has prior to the date hereof conducted any activities including without limitation activities relating to the offer and sale of dental care products, plans or services, the recruitment of dentists or dental offices in connection with the offer and sale of such products, plans or services, the marketing of any such products plans or services to potential purchasers thereof or subscribers thereto, lobbying efforts or similar activities, or any joint venture with any other party relating to the foregoing, except in each case where the failure to comply or obtain any Permit (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect.

        Section 2.19. Labor Laws. As of December 31, 1995, the Companies and their respective Subsidiaries collectively employ 86 full-time and 1 part-time employees. Neither of the Companies is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. There are no charges of employment discrimination or unfair labor practices or strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or, to the best knowledge of the Companies, threatened against or involving either of the Companies. Neither of the Companies knows of any union organizing activities for the purpose of causing Dental Care's employees to be certified as a collective bargaining unit under federal labor law. Except as set forth in Section 2.19 of the Disclosure Schedule there are no claims or charges relating to or alleging violations of any federal, state or local employment laws, including without limitation laws relating to discrimination, harassment, family leave or wage payments, existing, pending or, to the best knowledge of the Companies, threatened against either of the Companies. Each of the Companies is, and at all times since July 1, 1994, has been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986. There are no changes (including, without limitation, resignations) pending or, to the best knowledge of the Companies, threatened, with respect to the senior management or key supervisory personnel of either of the Companies nor has either of the Companies received any notice or information concerning any prospective change with respect to the senior management or key supervisory personnel of either of the Companies, except as set forth on Section 2.19 of the Disclosure Schedule.

        Section 2.20.     OMITTED.

        Section 2.21. Investment Banking; Brokerage. There are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation (exclusive of professional fees of lawyers and accountants) in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of either of the Companies, or either of the Sellers.

        Section 2.22.     Employee Benefit Programs.

                 (a) Section 2.22 of the Disclosure Schedule sets forth a list of every Employee Program (as defined below) that has been maintained (as such term is further defined below) by either of the Companies at any time during since July 1, 1994.

                 (b) Except as set forth in Section 2.22 of the Disclosure Schedule, each Employee Program which has been maintained by either of the Companies since July 1, 1994, and, to the best knowledge of the Companies, prior to such date, which has at any time been intended to qualify under
Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the Internal Revenue Service ("IRS") regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program (or, if earlier, the date that all of such Employee Program's assets were distributed). To the best knowledge of the Companies, no event or omission has occurred which would cause any such Employee Program to lose its qualification under the applicable Code section.

                 (c) Since July 1, 1994, and, to the best knowledge of the Companies, prior to such date, there has not been any failure of any party to comply with any laws applicable with respect to the Employee Programs that have been maintained by either of the Companies which is reasonably likely to have a Material Adverse Effect. With respect to any Employee Program now or heretofore maintained by either of the Companies, there has occurred no "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code, or breach of any duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which could result, directly or indirectly (including without limitation through any obligation of indemnification or contribution), in any taxes, penalties or other liability to either of the Companies or any Affiliate (as defined below) which is reasonably likely to have a Material Adverse Effect.
No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the best knowledge of the Companies, threatened, with respect to any such Employee Program which is reasonably likely to have a Material Adverse Effect.

                 (d) Since July 1, 1994, and, to the best knowledge of the Companies, prior to such date, neither of the Companies has maintained any Employee Program which is or was subject to Title IV of ERISA or which is or was a Multiemployer Plan. There has been no "accumulated funding deficiency" (whether or not waived) with respect to any Employee Program which is subject to Code Section 412 or ERISA Section 302. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs heretofore maintained by either of the Companies, for all periods since July 1, 1994 and prior to the date hereof, either have been made or have been accrued (and all such unpaid but accrued amounts are described on Section 2.22 of the Disclosure Schedule). Since July 1, 1994 and, to the best knowledge of the Companies, prior to such date, none of the Employee Programs maintained by either of the Companies has ever provided health care or any other non-pension benefits to any employees after their employment was terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits.

                 (e) With respect to each Employee Program maintained by either of the Companies on or after July 1, 1994, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to American Prepaid: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401 or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the two most recently filed IRS Forms 5500, with all applicable schedules; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy) related to such Employee Program; (vi) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan.

                 (f) Each Employee Program maintained by either of the Companies as of the date hereof is subject to termination by the Board of Directors of such Company without any further liability or obligation on the part of such Company to make further contributions to any trust maintained under any such Employee Program following such termination other than contributions with respect to the year of termination or the preceding year.

                 (g)      For purposes of this Section 2.22:

                         (i) "Employee Program" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and
         (B) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in
         (A) above. In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization;

                        (ii) an entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries);

                       (iii) An entity is an "Affiliate" of either of the Companies or their respective Subsidiaries for purposes of this
         Section 2.22 if it would have ever been considered a single employer with such Company or such Subsidiary under ERISA Section 4001(b) or part of the same "controlled group" as such Company for purposes of ERISA Section 302(d)(8)(C), and in any case includes each Subsidiary; and

                        (iv) "Multiemployer Plan" means an employee pension plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

                 Section 2.23.    Environmental Matters.

                 (a) Except as set forth in Section 2.23 of the Disclosure Schedule, (i) since July 1, 1994, neither of the Companies has, to the best of its knowledge, ever generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below) in violation of any Environmental Law; (ii) to the best knowledge of the Companies, no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released, or disposed of by either of the Companies at any site presently or formerly owned, operated, leased, or used by either of the Companies; (iii) since July 1, 1994, no Hazardous Material has ever been transported from any site presently or formerly owned, operated, leased, or used by either of the Companies for treatment, storage, or disposal at any other place; (iv) neither of the Companies presently owns, operates, leases, or uses, and has not previously owned, operated, leased, or used since July 1, 1994, any site on which underground storage tanks are or were located; and (v) no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by either of the Companies in connection with the presence of any Hazardous Material.

                 (b) Except as set forth in Section 2.23 of the Disclosure Schedule, (i) neither of the Companies has any liability under, nor has either of the Companies violated in any material respect, any Environmental Law (as defined below), which liability or violation is reasonably likely to have a Material Adverse Effect; (ii) the Companies, any property owned, operated, leased, or used by any of them, and any facilities and operations thereon are presently in compliance in all material respects with all applicable Environmental Laws to the best of the Companies' knowledge; (iii) since July 1, 1994, neither of the Companies nor any of their respective Subsidiaries has entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law.

                 (c) Except as set forth in Section 2.23 of the Disclosure Schedule, to the best knowledge of the Companies, no site owned, operated, leased, or used by either of the Companies contains any asbestos or asbestos-containing material in a friable or air-borne state, any polychlorinated biphenyls (PCBs) or equipment containing PCBs, or any urea formaldehyde foam insulation in violation of any applicable Environmental Law.

                 (d) The Companies have provided to American Prepaid copies of all documents, records, and information available to them concerning any environmental or health and safety matter relevant to either of the Companies, whether generated by such Companies or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

                 (e) For purposes of this Section 2.23, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, or contaminant, as defined or regulated under any Environmental Law, or any other substance which may pose a threat to the environment or to human health or safety; (ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; (iii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule or ordinance at the foreign, federal, state, or local level, whether existing as of the date hereof, previously enforced; and (v) "site", "used" and "operated" refers only to space leased by or in the possession of one or both of the Companies and not to other space in the relevant building or the land containing such buildings.

        Section 2.24. Insurance. The physical properties, assets, business, operations, employees, officers and directors of either of the Companies are insured to the extent disclosed in Section 2.24 of the Disclosure Schedule. There is no claim by either of the Companies pending under any such policies as to which coverage has been questioned, denied or disputed by the insurer. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and each of the Companies is in compliance in all material respects with the terms thereof. Said insurance is sufficient for compliance by each of the Companies with all requirements of applicable law and all agreements and leases to which any of them is a party.

        Section 2.25. Relationship with Customers and Providers. Except as set forth in Section 2.25 of the Disclosure Schedule, no customer which accounted for more than 1% of the revenues of the Companies for the fiscal year ended December 31, 1995 has canceled or otherwise terminated its relationship with a Company, or has during said period decreased materially its usage or purchase of the services or products of a Company. Except as disclosed in
Section 2.25 of the Disclosure Schedule, to the best knowledge of the Companies, no such customer has indicated in any manner any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with either of the Companies or to decrease materially or limit its usage or purchase of the services or products of either of the Companies.


ARTICLE III.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF MR.
                 PHILIP-SORENSEN

        Section 3.01. Making of Representations, Warranties and Covenants. As a material inducement to CompDent and American Prepaid to enter into this Agreement and consummate the transactions contemplated hereby, Mr. Philip-Sorensen hereby makes to CompDent and American Prepaid the representations, warranties and covenants contained in this Article III.

        Section 3.02. Title to Options. Mr. Philip-Sorensen owns beneficially and of record the Options, free and clear of all Claims except for Claims set forth in the Option Agreement dated July 1, 1995 between Mr. Philip-Sorensen and Mr. Tannebaum.

        Section 3.03.     Authority of Mr. Philip-Sorensen.

                 (a) Mr. Philip-Sorensen has full authority, power and capacity to enter into this Agreement and the agreements listed in Section 3.03(a) of the Disclosure Schedule (the "Philip-Sorensen Transaction Documents"), and to carry out the transactions contemplated hereby and thereby. This Agreement and the Philip-Sorensen Transaction Documents constitute, or when executed and delivered by him or on his behalf will constitute, valid and binding obligations of Mr. Philip-Sorensen enforceable against him in accordance with their respective terms.

                 (b) The execution, delivery and performance by Mr. Philip-Sorensen of this Agreement and each of the Philip-Sorensen Transaction Documents do not and will not violate any laws, rules or regulations of the United States or any state or other jurisdiction applicable to Mr. Philip-Sorensen, or require him to obtain any approval, consent or waiver of, or make any filing with, any Person (governmental or otherwise) that has not been obtained or made, except where failure to obtain such approval, consent or waiver would not have a Material Adverse Effect.

        Section 3.04. Exercise of the Options. Between the date of this Agreement and the date of the Closing, Mr. Philip-Sorensen shall not exercise any of the Options.

        Section 3.05. Confidentiality. In the course of Mr. Philip-Sorensen's investment in the Companies and otherwise, Mr. Philip-Sorensen may have had, and may from time to time have, access to confidential records, data, customers lists, trade secrets and other confidential information owned or used by the Companies and their respective Subsidiaries in the course of their respective businesses (the "Confidential Information"). Accordingly, Mr. Philip- Sorensen agrees (a) to hold the Confidential Information in strict confidence, (b) not to disclose any of the Confidential Information to any Person, and (c) not to use, directly or indirectly, any of the Confidential Information for any competitive or commercial purpose; provided, however, that the limitations set forth above shall not apply to any Confidential Information which (i) is then or at any time becomes generally known to the public other than by reason of a breach of this Section 3.05; (ii) is disclosed in accordance with an order of a court of competent jurisdiction or applicable law; or (iii) in which the Companies cease to have a legally protectible interest. Upon request by American Prepaid, all data, memoranda, customer lists, notes, programs and other papers and items, and reproductions thereof relating to the foregoing matters in Mr. Philip-Sorensen's possession or control shall be returned to American Prepaid or the Companies.

        Section 3.06. General Release. At the Closing, Mr. Philip-Sorensen shall deliver to American Prepaid and the Companies a general release for the benefit of the Companies substantially in the form attached hereto as Schedule 3.06.

        Section 3.07. Confirmation of Representations and Warranties of the Companies. Mr. Philip-Sorensen has reviewed Article II of this Agreement and, to the best of his actual (but not constructive) knowledge and (with CompDent's and American Prepaid's permission) without any investigation or inquiry, nothing has come to his attention to indicate that any of the representations and warranties of the Companies contained therein are not materially true and correct.

        Section 3.08. Consents and Approvals. Mr. Philip-Sorensen will use his commercially reasonable efforts to cause all conditions to his obligations hereunder to be satisfied and to obtain or cause to be obtained prior to the Closing Date all necessary consents and approvals to the performance of his obligations under this Agreement as set forth in Section 3.03 of the Disclosure Schedule. Mr. Philip-Sorensen will cooperate in all reasonable respects with CompDent and American Prepaid with respect to matters reasonably within the control of Mr. Philip-Sorensen with a view toward obtaining timely satisfaction of the conditions to the Closing set forth herein.

        Section 3.09. Acquisition Proposals. Except in connection with the transactions contemplated hereby, unless and until this Agreement shall have been terminated in accordance with its terms for any reason, Mr. Philip-Sorensen shall not, directly or indirectly, (a) take any action to solicit, initiate submission of or encourage proposals or offers from any Person relating to any acquisition or purchase of all or a portion of the Shares or the Options or any assets of, or any equity interest in, either of the Companies, any merger or business combination with either of the Companies, any public or private offering of shares of the capital stock of either of the Companies, or any other acquisition, transaction or financing involving either of the Companies (an "Acquisition Proposal"), (b) participate in any substantive discussions or negotiations regarding an Acquisition Proposal with any Person other than CompDent and American Prepaid, their affiliates and representatives, the Companies, Mr. Tannebaum and all of their respective affiliates and representatives, (c) furnish any information with respect to or afford access to the properties, books or records of either of the Companies to any Person who may consider making or has made an offer with respect to an Acquisition Proposal other than CompDent, American Prepaid and their affiliates and representatives, or (d) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Person other than CompDent, American Prepaid and their affiliates and representatives to do or seek any of the foregoing. Mr. Philip-Sorensen shall promptly notify CompDent and American Prepaid upon receipt of any offer or indication that any Person is considering making an offer with respect to an Acquisition Proposal or any request for information relative to either of the Companies, and will not accept any such offer for so long as this Agreement remains in effect.

        Section 3.10. No Transfer of the Options; Voting. Unless and until this Agreement shall have been terminated in accordance with its terms for any reason, Mr. Philip-Sorensen shall not directly or indirectly exchange, deliver, assign, pledge, encumber or otherwise transfer or dispose of any of the Options, nor shall Mr. Philip-Sorensen directly or indirectly grant any right of any kind to acquire, dispose of, vote or otherwise control in any manner any of the Options, except pursuant to this Agreement; provided that a transfer to the executor or administrator of Mr. Philip- Sorensen upon his death shall not be deemed prohibited by this Section 3.10.


ARTICLE IV.      REPRESENTATIONS AND WARRANTIES OF COMPDENT AND AMERICAN
                 PREPAID

        Section 4.01. Making of Representations and Warranties. As a material inducement to the Sellers to enter into this Agreement and consummate the transactions contemplated hereby, CompDent and American Prepaid, jointly and severally, hereby makes the representations and warranties contained in this Article IV to each Seller and each Company.

        Section 4.02. Organization and Corporate Power. CompDent and American Prepaid each is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with respect to American Prepaid and Delaware with represent to CompDent, and each is duly qualified or registered as a foreign corporation in such jurisdictions in which it is required to be licensed or qualified to conduct its business or own its properties, except where the failure to so qualify or register would not have a material adverse effect on CompDent and American Prepaid. CompDent or American Prepaid each has all corporate power and authority to own or lease its respective properties and to conduct its respective business in the manner and in the places where such properties are owned or leased or such business is conducted and to enter into this Agreement and the documents listed on Schedule
4.02 (the "CompDent Transaction Documents") and to carry out the transactions contemplated hereby and thereby.

        Section 4.03. Authority. The execution, delivery and performance of this Agreement and each CompDent Transaction Document have been duly authorized by all necessary corporate action of CompDent and American Prepaid, respectively, and no other corporate action on the part of American Prepaid, CompDent or their respective stockholders is required in connection therewith. This Agreement and each such CompDent Transaction Document constitutes, or when executed and delivered by CompDent and American Prepaid, respectively, will constitute, valid and binding obligations of CompDent and American Prepaid, respectively, enforceable against each of them in accordance with their respective terms. The execution, delivery and performance by CompDent and American Prepaid, respectively, of this Agreement and each such CompDent Transaction Document:

                 (a) do not and will not violate any provisions of their respective charter documents or by-laws;

                 (b) do not and will not result in any violation by either American Prepaid or CompDent of any laws, rules or regulations of the United States or any state or other jurisdiction applicable to them respectively, or require either of them to obtain any approval, consent or waiver of, or to make any filing with, any Person (governmental or otherwise) that has not been obtained or made, except as contemplated by Schedule 4.03; and

                 (c) do not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, order, writ, judgment, injunction, decree, determination or arbitration award to which CompDent or American Prepaid is a party or by which the property of CompDent or American Prepaid is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any property or asset owned by CompDent or American Prepaid;

in each case under the foregoing clauses (a), (b) and (c) to the extent the same would have a material adverse effect on the properties, assets, business, financial condition or results of operation of CompDent and American Prepaid.

        Section 4.04. Investment Banking; Brokerage. There are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation (exclusive of professional fees of lawyers and accountants) in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of CompDent or American Prepaid or any of their affiliates or representatives except for fees of American Prepaid's investment banking advisor, The Robinson-Humphrey Company, Inc. (which fees are the exclusive obligation of CompDent or American Prepaid).

        Section 4.05. Litigation. There is no litigation against CompDent or American Prepaid pending or, to the best knowledge of CompDent and American Prepaid, threatened, or any governmental or administrative proceeding or, to the best knowledge of CompDent and American Prepaid, investigation pending or threatened, which may call into question the validity or hinder the enforceability or performance of this Agreement.

        Section 4.06. Investment Purpose. CompDent and American Prepaid each acknowledges that the Shares, the IHCS Note and the Options have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under applicable state securities laws and that the Shares, the IHCS Note and the Options may not be sold, transferred, offered for sale, or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration. American Prepaid is purchasing the Shares, the IHCS Note and the Options for its own account, only for investment purposes and with no present intention to effect a public distribution of the Shares, the IHCS Note or the Options and agrees not to subsequently offer or sell any of the Shares, the IHCS Note or the Options except in compliance with federal and applicable state securities laws.

        Section 4.07. Solvency. American Prepaid has adequate cash to pay the purchase price (as adjusted pursuant to Article I) at the Closing without the necessity of a public or private offering of its securities or securities of CompDent. By entering into this Agreement and consummating the transactions hereunder, neither American Prepaid nor CompDent has any intent to delay, hinder or defraud any of their creditors or creditors of any of their respective Subsidiaries. CompDent and American Prepaid each represents and warrants that they and each of their respective Subsidiaries are each solvent, in that the fair value of their respective assets exceeds their respective liabilities and each reasonably believes that it has adequate capital to operate its business as a going concern on a consolidated basis, and each has paid its debts as they became due (except those contested in good faith). In support of the foregoing, CompDent has delivered to the Sellers its financial statements as of December 31, 1995 and for the year then ended, and further represents and warrants that such financial statements fairly present the consolidated financial condition and consolidated results of operations of CompDent and its consolidated subsidiaries as of the dates and for the periods indicated and were prepared in accordance with generally accepted accounting principles applied on a consistent basis. There has been no material adverse change in CompDent's consolidated financial condition since the date of such financial statements through February 28, 1996 (CompDent and American Prepaid having no obligation to update the foregoing representation for purposes of
Section 7.02 hereof or otherwise with respect to any period subsequent to such date).


ARTICLE V.       COVENANTS OF THE COMPANIES AND MR. TANNEBAUM

        Section 5.01. Making of Covenants and Agreements. Each of the Companies and Mr. Tannebaum hereby makes the covenants and agreements of each of them, respectively, set forth in this Article V, and Mr. Tannebaum agrees to cause each of the Companies to comply with such agreements and covenants made by it. Mr. Tannebaum shall have no right of indemnity or contribution after the Closing from any of the Companies with respect to the breach of any covenant or agreement hereunder. Each of the Companies makes the following covenants as to it itself only and not as to the other Company.

        Section 5.02.     Consents and Approvals.

                 (a) The Companies and Mr. Tannebaum shall, as soon as reasonably practicable after the date hereof and in any event not later than 15 business days after the date hereof, make any and all filings which are required by either of them under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and will cooperate with CompDent and American Prepaid in providing such information to it as may be necessary to enable it to make their filing under the HSR Act; provided, however, that neither the Companies nor Mr. Tannebaum shall be obligated to disclose to CompDent or American Prepaid financial or investment information concerning Mr. Tannebaum, whether or not such information is included in the Companies' filings under the HSR Act.

                 (b) The Companies and Mr. Tannebaum will use commercially reasonable efforts to cause all conditions to the obligations of CompDent and American Prepaid set forth in Section 7.01 hereof to be satisfied and to obtain or cause to be obtained prior to the Closing Date the consents and approvals described in Section 2.03 of the Disclosure Schedule; provided, however, that "commercially reasonable efforts" does not require the payment of money (other than statutory filing fees to government agencies) to, or the acceptance of the modification of existing obligations of, or the creation of new obligations to, any Person to obtain such consent, waiver, approval, resignation or other action, and provided further, however, that the foregoing shall not limit any such party's other covenants set forth in this Article V. The Companies and Mr. Tannebaum will cooperate in all respects with CompDent and American Prepaid with a view toward obtaining timely satisfaction of the conditions to the Closing contained in Section 7.01, it being understood that all fees and expenses associated with obtaining required governmental consents and approvals shall be paid in accordance with Section 10.05 hereof. The Companies and Mr. Tannebaum shall make all filings, document submissions, applications, statements and reports to all federal, state or local government agencies or entities which are required to be made by them prior to the Closing pursuant to any applicable statute, rule or regulation in connection with this Agreement and the transactions contemplated hereby, it being understood that the required filing fees in connection therewith shall be paid in accordance with Section
10.05 hereof. The Companies and Mr. Tannebaum shall (i) furnish to CompDent and American Prepaid copies of all filings and such necessary information of the Companies as may be requested by CompDent and American Prepaid in connection with their preparation of required filings or submissions to any governmental agency; and (ii) keep CompDent and American Prepaid informed of the status of any inquiries made of any of them by any federal, state or local agency or authority with respect to this Agreement or the transactions contemplated hereby, provided, however, that none of the Companies or Mr. Tannebaum shall be obligated to furnish to CompDent and American Prepaid any financial or investment information with respect to Mr. Tannebaum, whether or not such information is contained in a Hart-Scott-Rodino filing, or elsewhere.

        Section 5.03. Conduct of Business. Between the date of this Agreement and the Closing Date, Mr. Tannebaum shall cause the each of the Companies to do, and each of the Companies shall do, the following, unless CompDent and American Prepaid shall otherwise consent in writing:

                 (a) conduct its business only in the ordinary course consistent with past practices, refrain from changing or introducing any method of management or operations except in the ordinary course of business or amend any management agreement except as described in Section 5.03(a) of the Disclosure Schedule;

                 (b) refrain from making any purchase, sale or disposition of any asset or property other than in the ordinary course of business, from purchasing or selling any capital asset costing more than $25,000 (except as identified in the Disclosure Schedule) and from mortgaging, pledging, subjecting to a lien or otherwise encumbering any of its properties or assets except in the ordinary course of business for bank loans or equipment financing;

                 (c) refrain from incurring any guaranty of the obligations of others except the other Company, and from incurring or modifying any other contingent or fixed obligations or liabilities other than in the ordinary course of business consistent with past practice except in connection with any new bank loans or equipment financing, in connection with the settlement or other disposition of any presently-existing litigation or legal compliance risk or any dispute or claim or litigation arising after the date hereof other than by the voluntary act of a Company, provided that the Companies first consult with CompDent and American Prepaid prior to taking any such action;

                 (d) refrain from making any change in its incorporation documents, by-laws or authorized or issued capital stock or from acquiring any securities issued by any other business organization other than short-term investments in the ordinary course of business;

                 (e) refrain from (i) declaring, setting aside or paying any dividend, making any other distribution in respect of its capital stock except as contemplated by Section 5.03(e) of the Disclosure Schedule, (ii) making any direct or indirect redemption, purchase or other acquisition of its capital stock or options with respect thereto, (iii) issuing, granting, awarding, selling, pledging, disposing of or encumbering or authorizing the issuance, grant, award, sale, pledge, disposition or encumbrance of any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class thereof or (iv) entering into any agreement or commitment to do to any of the foregoing;

                 (f) refrain from making any change in the compensation payable or to become payable to any of its officers, employees or sales agents, except for increases in salary or wages ranging from 3% to 8% in the ordinary course of business that are consistent with past practices, increases for sales agents in the ordinary course of business that are consistent with past practices and certain discretionary bonus arrangements of Richard Sawicz described in Section 2.09 of the Disclosure Schedule, or granting any severance or termination pay to, or entering into or amending any employment, severance or other agreement or arrangement with, any of its directors, officers or other employees, or establishing, adopting or entering into or amending any collective bargaining, bonus, incentive, deferred compensation, profit sharing, stock option or purchase, insurance, pension, retirement or other employee benefit plan, provided, however, that the Companies may make any such payment to the extent each such payment is reflected in the Closing Date Pro Forma Balance Sheet (as defined in Section 7.01(m));

                 (g) except as contemplated by Section 5.09 hereof, refrain from prepaying any loans, including without limitation loans from its stockholders, officers or directors (if any), making any change in its borrowing arrangements or modifying, amending or terminating any of its contracts except in the ordinary course of business, or waiving, releasing or assigning any material rights or claims except in the ordinary course of business; provided, however, that this paragraph shall not restrict either of the Companies from paying or prepaying any existing bank loans which it may replace with loans from a different bank or banks or which it may deem to be no longer necessary as long as the Companies consult with American Prepaid and CompDent prior to any such replacement;

                 (h) use its commercially reasonable efforts to prevent any Material Adverse Change with respect to its management and supervisory personnel or banking arrangements;

                 (i) use commercially reasonable efforts to keep intact its business organization and to preserve the goodwill of and business relationships with all suppliers, customers and others having business relations with it;

                 (j) pay all accounts payable in the ordinary course of business in a manner consistent with past practice and in any event within 60 days unless they are being disputed in good faith;

                 (k) use commercially reasonable efforts to have in effect and maintain at all times all insurance of the kind, in the amount and with the insurers set forth in Section 2.24 of the Disclosure Schedule or equivalent insurance with any substitute insurers of comparable credit worthiness;

                 (l) refrain from changing accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable) or from making any tax election or settling or compromising any federal, state, local or foreign income tax liability except in the ordinary course of business; provided, however, that nothing herein contained shall restrict IHCS or Mr. Tannebaum from electing to terminate IHCS's status as a "Subchapter S" corporation;

                 (m) refrain from entering into any executory agreement, commitment or undertaking to do any of the activities prohibited by the foregoing provisions;

                 (n) permit CompDent, American Prepaid and their authorized representatives (including without limitation their attorneys, accountants, investment bankers, pension and environmental consultants and software or information systems consultants) to have reasonable access with reasonable notice and during normal business hours to all of its properties, assets, books, records, business files, executive personnel, tax returns, contracts and documents and furnish to CompDent, American Prepaid and their authorized representatives such financial and other information available to the Companies without special studies or compilations with respect to its business or properties as CompDent and American Prepaid may from time to time reasonably request; provided, however, that if the Companies are prohibited under the terms of a confidentiality agreement from furnishing materials to CompDent and American Prepaid and, after using all commercially reasonable efforts, they are unable to obtain a waiver of such confidentiality, the Companies shall deliver to CompDent and American Prepaid a list of such materials together with, unless prohibited by the confidentiality agreement, a brief description of their contents and of the parties thereto. Prior to the Closing, the Companies shall allow a software or information systems consultant selected by CompDent and American Prepaid and subject to an appropriate confidentiality agreement, performance by which is guaranteed by CompDent through the Closing (which shall permit discussions with CompDent and American Prepaid but not disclosure of the specific processes and systems relating to the design and operation of the Software) to have access to and become familiar with the Software and all relevant procedures, processes and systems relating to the design and operation of the Software and related systems to the extent within the Companies' possession and control, to have access to and conduct interviews with personnel of the Companies that are familiar with the design and operation of the Software and such Company's information systems regarding operating procedures and functions (including, without limitation, the preparation and processing of month-end runs and reports);

                 (o) in connection with any filings to be made by CompDent under the Securities Act or the Securities Exchange Act of 1934, as amended,
(i) provide for inclusion therein or filing therewith financial and other information and documents requested by CompDent provided that CompDent shall provide to the Companies those portions of the relevant filings and documents that include any such information and documents relating to the Companies at least two business days prior to any such filing, (ii) use its commercially reasonable efforts to cause KPMG Peat Marwick, LLP, its independent public accountants, to deliver such consents, reports and comfort letters in connection therewith as CompDent may reasonably request, provided that all such consents, reports and comfort letters shall be at the expense of CompDent, and
(iii) generally cooperate with CompDent and its representatives and agents in connection therewith, provided that all expenses relating to such consents, reports and comfort letters shall be paid directly and promptly by CompDent and shall not be accrued by either of the Companies (except for expenses that the Companies would have incurred in any event, such as the expenses of the annual audit which would have been performed without reference to the requirements of such inclusion or filing); provided, however, that information from unaudited financial statements with respect to periods or dates prior to 1994 may not be included in any such filing or prospectus; and

                 (p) provide monthly aging reports of accounts receivables and monthly financial statements, including a balance sheet as of month-end and a monthly income statement, as soon as practicable but not later than 30 days after the last day of each month (provided that the January report shall not be delivered until March).

Notwithstanding anything to the contrary contained above or in this Section 5.03, the Companies are not prohibited by any provision of this Agreement from entering into a sublease, accepting an assignment of the existing lease, or entering into a cost sharing agreement, with respect to the space presently used by them, or entering into one or more consulting agreements consistent with past practices, provided that the Companies first consult with CompDent and American Prepaid prior to taking any such actions.

        Section 5.04. Certain Contracts. Mr. Tannebaum is a party to two certain agreements pursuant to which he acquired the stock of the Companies. Upon notification by CompDent of any circumstances constituting, or which CompDent reasonably believes may constitute, a breach by any seller thereunder, which circumstances may not give rise to rights of indemnification on the part of CompDent and its affiliates under Article IX of this Agreement, Mr. Tannebaum may elect to proceed against the relevant seller or sellers under the relevant agreement or agreements on behalf of and for the benefit of CompDent as owner of the Companies to seek damages and upon recovery of the same, such damages shall be remitted promptly to CompDent. In the event Mr. Tannebaum does not initiate such a claim within 30 days after receipt of such notice, he shall promptly make an assignment of rights as shall be sufficient to enable CompDent to pursue the claim against the relevant seller or sellers directly.

        Section 5.05. Acquisition Proposals. Except in connection with the transactions contemplated hereby, unless and until this Agreement shall have been terminated for any reason, Mr. Tannebaum and the Companies shall not and they shall communicate in writing to all directors and officers of the Companies that they are not authorized to and must not (and if Mr. Tannebaum or either Company becomes aware that any such person is engaging in any such prohibited action, Mr. Tannebaum or such Company shall follow up promptly with a direct and written communication to such Person ordering him or her to discontinue such action immediately), (a) take any action to solicit, initiate submission of or encourage any Acquisition Proposal, (b) participate in any substantive discussions or negotiations regarding an Acquisition Proposal with any Person other than CompDent, American Prepaid and their affiliates and representatives or (c) furnish any information with respect to or afford access to the properties, books or records of either of the Companies to any Person who is known to be considering making or has made an offer with respect to an Acquisition Proposal other than CompDent, American Prepaid and their affiliates and representatives or (d) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Person other than CompDent, American Prepaid, CompDent and their affiliates and representatives to do or seek any of the foregoing. Mr. Tannebaum and the Companies shall promptly notify American Prepaid upon receipt of any offer or notice that any Person is considering making an offer with respect to an Acquisition Proposal and shall not accept any such offer for so long as this Agreement remains in effect.

        Section 5.06. Transfers of Shares; Voting. Unless and until this Agreement shall have been terminated for any reason, Mr. Tannebaum shall not directly or indirectly exchange, deliver, assign, pledge, encumber or otherwise transfer or dispose of any of the Shares

(including options in respect thereof), nor shall Mr. Tannebaum directly or indirectly grant any right of any kind to acquire, dispose of, vote or otherwise control in any manner any of the Shares; provided that a transfer to the executor or administrator of Mr. Tannebaum upon his death shall not be deemed prohibited by this Section 5.06 and provided, however, that Mr. Tannebaum agrees to contribute his shares of IHCS to Dental Care as contemplated by Section 7.01(q).

        Section 5.07. Confidentiality. It is acknowledged that Mr. Tannebaum has had, and may from time to time have, access to confidential records, data, customers lists, trade secrets and other confidential information owned or used by either of the Companies in the course of their respective businesses (the "Confidential Information"). Accordingly, Mr. Tannebaum agrees (a) to hold the Confidential Information in strict confidence,
(b) not to disclose Confidential Information to any Person (other than in the regular course of business of either Company or otherwise as required by this Agreement), and (c) not to use, directly or indirectly, any of the Confidential Information for any competitive or commercial purpose except on behalf of the Companies; provided, however, that the limitations set forth above shall not apply to any Confidential Information which (i) becomes available to the public other than by reason of a breach of this Section 5.07; or (ii) is disclosed in accordance with an order of a court of competent jurisdiction or applicable law or in response to a request from a government agency or (iii) is required to be filed by a Company with any governmental agency, including the Department of Insurance of the State of Illinois, or (iv) is deemed appropriate by a Company for inclusion in proposals to government agencies, or (v) is relevant to any dispute between CompDent, American Prepaid, and either Seller or either Company. Upon request by CompDent or American Prepaid made after the Closing, all data, memoranda, customer lists, notes, programs and other papers and items of the Companies which constitute Confidential Information, and reproductions thereof, in Mr. Tannebaum's possession or control shall be returned to CompDent, American Prepaid or either Company; provided, however, that Mr. Tannebaum shall not be obligated to deliver to the Companies, CompDent or American Prepaid information which is relevant to Mr. Tannebaum's acquisition of the Companies, their tax returns and related information, prior financial statements, or any information which is relevant to his or their compliance with any laws or legal obligations or any of the provisions of this Agreement or to any pending or potential dispute with CompDent or American Prepaid.

        Section 5.08. Certain Deliveries. Mr. Tannebaum agrees to execute and deliver to the Companies at the Closing:

                 (a)      a general release substantially in the form of
Schedule 5.08 attached hereto; and

                 (b)      a Non-Competition Agreement contemplated by Section
1.06 hereof, substantially in the form attached hereto as Schedule 1.06.

        Section 5.09. Credit Line Paydown. The Companies shall make payments on their respective credit lines with Cole Taylor Bank to reduce the aggregate amount outstanding under such credit lines by $50,000 per month for each month from the date of this Agreement to the Closing Date.

        Section 5.10. Consulting Agreement Terminations. Dental Care shall cause the consulting agreements shown in Section 5.10 of the Disclosure Schedule as "to be terminated" to be terminated and to be of no further force and effect on or prior to the Closing Date with no further obligation on the part of either Company to make payments thereunder, such that, among other things, neither the Companies nor Mr. Tannebaum shall have any obligation to the other thereafter with respect to consulting services.


ARTICLE VI.      COVENANTS OF COMPDENT AND AMERICAN PREPAID.

        Section 6.01.     Consents and Approvals.

                 (a) Not later than 15 business days after the date hereof, CompDent shall (or shall cause American Prepaid to) file its application for transfer of control of IHCS on Form A with the Department of Insurance of the State of Illinois, together with all documents and information of or concerning itself or any of its affiliates as may be required to be filed in connection therewith under such form or applicable statutes and regulations, shall thereafter promptly provide such additional information such Department shall request from time to time, and otherwise shall prosecute such application diligently and use commercially reasonable efforts to obtain such approval as promptly as practicable.

                 (b) As soon as reasonably practicable after the date hereof and in any event not later than 15 business days after the date hereof, CompDent and American Prepaid shall make any and all filings which are required under the HSR Act, and will cooperate with Sellers and the Companies in providing such information to them as may be necessary to enable Sellers or the Companies to make their filing under such Act.

                 (c) CompDent and American Prepaid will use commercially reasonable efforts to cause all conditions to the obligations of the Sellers set forth in Section 7.02 hereof to be satisfied and to obtain or cause to be obtained prior to the Closing Date the consents and approvals described in
Schedule 4.03 attached hereto; provided, however, that "commercially reasonable efforts" does not require the payment of money (other than statutory filing fees to government agencies) to, or the acceptance of the modification of existing obligations of, or the creation of new obligations to, any Person to obtain such consent, waiver, approval, resignation or other action, and provided further, however, that the foregoing shall not limit any of such parties' other covenants set forth in this Article VI. CompDent and American Prepaid will cooperate in all respects with the Sellers with a view toward obtaining timely satisfaction of conditions to the Closing contained in Section 7.02, it being understood that all fees and expenses associated with obtaining required governmental consents and approvals shall be paid in accordance with Section 10.05 hereof. CompDent and American Prepaid shall, unless prohibited by law, (i) furnish to the Representative copies of all filings and such necessary information of CompDent and American Prepaid as may be requested by the Representative and the Companies in connection with their preparation of such required filings or submissions to any governmental agency, and (ii) will keep the Representative and the Companies informed of the status of any inquiries made of CompDent and American Prepaid by any federal, state or local governmental agency or authority with respect to this Agreement or the transactions contemplated hereby. CompDent and American Prepaid shall furnish to the Representative a list of any materials that they are prohibited by law from providing to the Representative, together with a reference to the source of the prohibition and, if permitted, a brief summary of the content of such materials and the parties thereto.

        Section 6.02.     Confidentiality.

                 (a) From the date of this Agreement until the Closing, or forever if the Closing does not take place for any reason, all business and related information, whether or not confidential, furnished to CompDent, American Prepaid and their affiliates and representatives by either Seller or either Company shall be kept confidential by CompDent, American Prepaid and their affiliates and representatives and shall be returned, with all reproductions thereof and all documents or other media containing any such information, to such of the Companies or the Sellers who provided it, upon such termination; provided, however, that the foregoing shall be inapplicable (a) with respect to information which (i) is or becomes available to the public without breach of this confidentiality obligation, or (ii) is or becomes available to CompDent or American Prepaid from a third party, provided that the third party did not receive the same, directly or indirectly, from a Seller or, either Company and was not under an obligation of confidentiality to the source of such information at the time it was disclosed to CompDent or American Prepaid, (b) in connection with filings contemplated by this Agreement to the extent of such information as CompDent and American Prepaid is explicitly permitted by this Agreement to disclose in such filings and (c) to the extent disclosure is required by any applicable law or regulation, by any authorized administrative or governmental agency or, in the opinion of counsel to American Prepaid, in connection with any public offering, pursuant to applicable requirements of the securities laws or any stock exchange or self-regulatory organization to the extent permitted by paragraph (o) of Section 5.03; provided, however, that CompDent and American Prepaid will provide notice to the Sellers and the Companies before disclosing any information pursuant to this Section 6.02 and will cooperate with the Sellers and the Companies on endeavoring to preserve, to the extent reasonably practicable and not inconsistent with its legal obligations (including the obligation to make timely, full and accurate disclosure in a prospectus or securities filings or reports), the confidential nature thereof. Each of the Sellers and the Companies acknowledges and agrees that a copy of this Agreement, together with exhibits and schedules hereto, may be filed by CompDent as an exhibit to a Registration Statement under the Securities Act in connection with a public offering and that other information regarding the Companies including their financial statements may be set forth in the prospectus included as part of such Registration Statement as contemplated by Section 5.03(o) hereof; and the parties hereto acknowledge that such use of information shall not be deemed a breach of this Agreement.

                 (b) CompDent will disclose and will cause American Prepaid and its other affiliates to disclose to the Department of Insurance of the State of Illinois, to any other governmental agency whose consent or approval to the transactions contemplated by this Agreement is required or contemplated, and to the Companies for the purpose of making new proposals to government agencies as potential customers or further informing pending proposals made by the Companies, such information as the Department or any such agency may require in connection with CompDent's and American Prepaid's solicitation of such consent or approval or that CompDent may reasonably deem necessary in connection with making such proposals or further informing pending proposals.

        Section 6.03. Non-Hire of the Companies' Employees. In the event that this Agreement is terminated for any reason, for a period of two years from the date of such termination CompDent and American Prepaid shall not, and shall cause their Subsidiaries not to, appoint, hire or solicit for hire any person who is then an officer, director or other employee of either of the Companies or encourage any such officer, director or other employee to terminate his or her relationship with either of the Companies.

        Section 6.04. Companies' By-Laws. For a period of six years following the Closing, CompDent and American Prepaid shall not permit the amendment of the charter or by-laws of any of the Companies so as to adversely affect the right of directors and officers thereof to indemnification thereunder, without limitation of Article IX hereof including the terms, conditions and limitations set forth therein.

        Section 6.05. Consulting Buy-Outs. CompDent and American Prepaid shall contribute sufficient capital to Dental Care to pay, and shall cause Dental Care to pay, immediately after but concurrently with the Closing all amounts payable under the agreements listed in Schedule 6.05 hereto (the "Buy-Out Obligations"), and shall contribute sufficient capital to Dental Care to pay, and shall cause Dental Care to pay promptly when due, the severance obligations under that certain Dennis J. Conley Severance Pay Plan made by Dental Care, dated May 1, 1995 (the "Severance Obligation").

ARTICLE VII.  CONDITIONS.

        Section 7.01. Conditions to the Obligations of CompDent and American Prepaid. The obligation of CompDent and American Prepaid to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, or waiver by CompDent and American Prepaid, of the following conditions precedent:

                 (a) Representations; Warranties; Covenants. Each of the representations and warranties of the Sellers and the Companies made pursuant to this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date; the Sellers and the Companies shall, on or before the Closing Date, have performed and satisfied all of their respective covenants and agreements set forth herein which by the terms hereof are to be performed and satisfied on or before the Closing Date; and Mr. Tannebaum (as to his personal representations only) and the Companies (and as to Article III, Mr. Philip-Sorensen), respectively, shall have delivered to CompDent and American Prepaid certificates executed as of the Closing Date certifying to the foregoing effect with respect to the covenants and warranties made by each of them, respectively, and also as to the matters set forth in paragraphs (m), (n) and (o) of this Section 7.01.

                 (b) Opinion of Counsel and Other Documents. On the Closing Date, CompDent and American Prepaid shall have received (i) an opinion of counsel for Mr. Tannebaum dated as of the Closing Date and addressed to CompDent and American Prepaid, substantially in the form attached as Schedule 7.01(b) hereto, and (ii) such other certificates and documents with respect to the Sellers and the Companies as counsel for CompDent and American Prepaid shall have reasonably requested.

                 (c) No Actions or Proceedings. No action or proceeding by or before any court, administrative body or governmental agency shall have been instituted or threatened which seeks to enjoin, restrain or prohibit, or might result in damages in respect of, this Agreement or the complete consummation of the transactions contemplated by this Agreement, and which would in the reasonable judgment of CompDent and American Prepaid make it inadvisable to consummate such transactions. No law or regulation shall be in effect and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions contemplated by this Agreement.

                 (d) American Prepaid Approvals and Consents. CompDent and American Prepaid shall have received (i) approval of their application for transfer of control of IHCS and the IHCS Note (and, if required, of Dental
Care) on Form A filed with the Department of Insurance of the State of Illinois in form and substance reasonably satisfactory to CompDent and American Prepaid ("IDI Approval"), and (ii) any other required authorizations, waivers, consents and permits to permit the consummation of the transactions contemplated by this Agreement from all third parties, in each case in form and substance reasonably satisfactory to CompDent and American Prepaid, and the Sellers and the Companies shall have complied with Sections 3.08 and 5.02.

                 (e) Deliveries. The Sellers and the Companies shall have delivered or entered into the documents and instruments contemplated by Article I and this Article VII in form and substance satisfactory to CompDent, American Prepaid and its counsel if the form thereof is not already specified herein.

                 (f) Company Approvals and Consents. Each of the Sellers and each of the Companies shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by such Person in connection with the execution and delivery of this Agreement and the performance of the transactions contemplated hereby, and each of the Sellers and the Companies shall have received all required authorizations, waivers, consents and permits to permit the consummation of the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to CompDent and American Prepaid, with any conditions or limitations contained therein or imposed thereby to be approved by CompDent and American Prepaid, from all third parties, including, without limitation, applicable governmental authorities, regulatory agencies, lessors, lenders and contract parties, required in connection with transactions contemplated by this Agreement or by either of the Companies' permits, leases, licenses and franchises, to avoid a breach, default, termination, acceleration or modification of any agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award as a result of the execution or performance of this Agreement which would have a Material Adverse Effect. Further, the preferred provider administrator registration of Dental Care shall have been renewed by the Illinois Department of Insurance effective as of January 1, 1996.

                 (g) Material Adverse Changes. There shall not have been since the date of this Agreement, (i) any actual or threatened termination, revocation, or other loss or modification after the date hereof of any certificate of authority or other approval necessary to conduct business or sell any product in any state held by either of the Companies which termination, revocation, loss or modification is reasonably likely to have a Material Adverse Effect, (ii) any event that has had or could reasonably be anticipated to have a material adverse effect on the properties, assets, business, financial condition or results of operations of the Companies or
(iii) any adverse Development (as hereinafter defined) affecting or potentially affecting either Company or any corporation with which Dental Care has a managing and marketing agreement, including without limitation, any such Development with respect to any aspect of capitation for dental health maintenance organizations, maximum co-payments or required content or design of schedules of benefits or otherwise impacting the design, offering, pricing or profitability of the products and services offered by the Companies. For purposes of this Agreement, a Development shall mean any adoption, promulgation or proposal by the Congress, the Illinois legislature or the Department of Insurance of the State of Illinois of any statute, regulation, rule or official policy statement, any calling of public hearings or workshops of any of the authoritative bodies set forth below, legislative committee consideration, any circulation for comment of any proposed statute, regulation, rule or official policy statement that could result in any such adoption, promulgation or proposal, and any pronouncement by the President of the United States, the Governor of Illinois, the Director of the Department of Insurance of the State of Illinois, the National Association of Insurance Commissioners or any other departments of the State of Illinois that govern or regulate dentists, sales agents or the Companies.

                 (h) Resignation of Directors. Each of the Companies shall have received resignations from or shall have removed each of the members of its Board of Directors, if any, requested in advance of the Closing by CompDent.

                 (i) Proceedings Satisfactory to CompDent and American Prepaid. All proceedings to be taken by the Sellers and/or the Companies in connection with the consummation of the Closing and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transaction contemplated hereby reasonably requested by CompDent or American Prepaid will be reasonably satisfactory in form and substance American Prepaid, CompDent and their counsel.

                 (j) HSR Act. The waiting period under the HSR Act shall have expired or been terminated.

                 (k) Consulting Termination. The consulting agreements shown on Section 5.10 of the Disclosure Schedule as "to be terminated" shall have been terminated and shall be of no force and effect on or prior to the Closing Date.

                 (l) Dual Choice Plans. CompDent and American Prepaid shall be satisfied, in their reasonable discretion, that no material adverse change in the financial condition, properties, business or licenses of any corporation with which Dental Care has a managing and marketing agreement, or in its relationship with Dental Care, shall have occurred which then has adversely affected, or reasonably might be expected to adversely affect, its performance under contracts with dental services customers who also have contracts for dental services with IHCS or Dental Care or under pending proposals to customers therefor, or its performance under its management agreement with Dental Care.

                 (m) Net Worth and Liquidity. The Closing Net Worth (as defined below) shall be not less than 80% of the combined total shareholder's equity of the Companies as shown as the Base Balance Sheet, and the Closing Cash Amount (as defined below) shall be not less than 80% of the combined cash and cash equivalents of the Companies as shown on the Base Balance Sheet.

         At least five (5) days prior to the Closing Date, the Companies shall cause to be prepared and delivered to CompDent and American Prepaid a preliminary consolidated pro forma balance sheet of the Companies as of the Closing Date which the Companies shall update through the day immediately preceding the Closing Date (the "Closing Date Pro Forma Balance Sheet") prepared in a manner consistent with the accounting policies and procedures used in connection with the preparation of the Base Balance Sheet, including, without limitation, the use of generally accepted accounting principles and, in any event, an accrual for the obligation of IHCS, if any, to make a post-Closing distribution to Mr. Tannebaum in respect of federal income taxes payable by the stockholder of IHCS for the period beginning January 1, 1996 during which IHCS is an "S" corporation as contemplated by Section 5.03 of the Disclosure Schedule. CompDent and American Prepaid shall have the right to have their Chief Financial Officer and Coopers & Lybrand, LLP review the Closing Date Pro Forma Balance Sheet, the related work papers, the check register and such other materials of the Companies used in preparing the Closing Date Pro Forma Balance Sheet. In the event the Closing Date Pro Forma Balance Sheet delivered in accordance with this paragraph reflects a Closing Net Worth and/or Closing Cash Amount which fails to meet the conditions set forth in clause (m) above, Mr. Tannebaum shall be permitted but not required to contribute additional capital to the Companies on or prior to the Closing Date to satisfy such conditions. For purposes of this Section 7.01(m), (i) the term "Closing Net Worth" means the sum of (A) the aggregate shareholder's equity of the Companies as of the Closing Date as reflected on the Closing Date Pro Forma Balance Sheet, plus (B) the aggregate amount of the IHCS Tax Distribution, plus (C) the Buy-Out Obligations to the extent such amounts are accrued for in the Closing Date Pro Forma Balance Sheet, (ii) the term "Closing Cash Amount" means (A) the aggregate cash and cash equivalents of the Companies as of the Closing Date as reflected on the Closing Date Pro Forma Balance Sheet plus (B) the aggregate amount of the IHCS Tax Distribution and (iii) the term "IHCS Tax Distribution" shall mean the $240,000 distribution to be made by IHCS to Mr. Tannebaum in respect of his individual income tax liability as a stockholder of IHCS for the year ended December 31, 1995.

                 (n) Capital and Surplus. The financial condition and liquidity of the Companies as of the Closing Date shall satisfy all minimum capital or surplus and similar requirements under applicable laws, rules and regulations of the State of Illinois.

                 (o) Section 280G. The holder of the outstanding capital stock of each of the Companies shall have approved and authorized the payments specified under those certain consulting contracts referenced in paragraphs 4 and 6 of Schedule 6.05 of the Disclosure Schedule in accordance with and in the manner contemplated by Section 280G of the Code.

                 (p) Real Estate Lease. LaSalle National Bank, as lessor under the Lease, shall have consented to the change of control to be effected upon consummation of this Agreement and the Lease shall be in full force and effect upon and as of the Closing.

                 (q) IHCS Contribution. Mr. Tannebaum shall have contributed all of the issued and outstanding capital stock of IHCS to Dental Care prior to the Closing Date.

        Section 7.02. Conditions to the Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

                 (a) Representations; Warranties; Covenants. Each of the representations and warranties of CompDent and American Prepaid contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same effect as though made on and as of the Closing Date (it being understood that representations and warranties made "as of the date hereof" shall be deemed to have been made as of the Closing Date and that the last sentence of Section 4.07 shall not be subject to the foregoing requirement); CompDent and American Prepaid shall, on or before the Closing Date, have performed and satisfied all of its covenants and agreements set forth herein which by the terms hereof are to be performed and satisfied by CompDent or American Prepaid on or before the Closing Date; and CompDent and American Prepaid shall have delivered to the Sellers a certificate signed on its behalf by its President and dated as of the Closing Date certifying to the foregoing effect.

                 (b) Opinion of Counsel and Other Documents. On the Closing Date, the Sellers shall have received (i) an opinion of counsel for CompDent and American Prepaid, dated as of the Closing Date and addressed to the Sellers, substantially in the form attached as Schedule 7.02(b) hereto and
(ii) such other certificates and documents as counsel to the Sellers shall have reasonably requested from American Prepaid.

                 (c) No Actions or Proceedings. No action or proceeding by or before any court, administrative body or governmental agency shall have been instituted or threatened which seeks to enjoin, restrain or prohibit, or might result in damages in respect of, or which claims that any person other than Sellers is entitled to any of the proceeds of the sale of the Shares and Options pursuant to, this Agreement or the complete consummation of the transactions as contemplated by this Agreement and which would in the reasonable judgment of the Sellers make it inadvisable to consummate such transactions. No law or regulation shall be in effect and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

                 (d) Approvals and Consents. The Sellers and the Companies shall have received all required authorizations, waivers, consents and permits to permit the consummation of the transactions contemplated by this Agreement (including IDI Approval), in form and substance reasonable satisfactory to the Sellers, from all third parties, and American Prepaid shall have complied with Section 6.01.

                 (e) Deliveries. American Prepaid shall have delivered or caused to have been delivered the consideration described in Article I hereof.

                 (f) HSR Act. The waiting period under the HSR Act shall have expired or been terminated.

                 (g) Proceedings Satisfactory to Sellers. All proceedings to be taken by American Prepaid or any of its affiliates in connection with the consummation of the Closing and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by a Seller or a Company will be reasonably satisfactory in form and substance to Mr. Tannebaum and his counsel.



ARTICLE VIII.    TERMINATION OF AGREEMENT

        Section 8.01. Termination. This Agreement may be terminated any time prior to the Closing Date as follows:

                 (a) With the mutual consent of the Representative, CompDent and American Prepaid.

                 (b) By either CompDent and American Prepaid or the Representative, if the Closing has not occurred on or before August 31, 1996 (subject to Section 1.03).

                 (c) By either CompDent and American Prepaid or the Representative, if the Closing has not occurred on or before the twentieth day after the first day on which all of the conditions set forth in Sections 7.01(d)(i), 7.01(j), 7.02(d) (as to IDI approval) and 7.02(f) have been satisfied.

                 (d) By either CompDent and American Prepaid or the Representative, if the Department of Insurance of the State of Illinois disapproves in writing the application for transfer of control of IHCS on Form A of CompDent and American Prepaid and the Department has not withdrawn such disapproval within 20 days after the date on which CompDent and American Prepaid and the Representative receive notice of such written disapproval.

                 (e) By CompDent and American Prepaid, if there has been a material misrepresentation or breach of warranty on the part of either of the Sellers or the Companies in the representations and warranties contained herein or a material breach of covenants on the part of any Seller or Company and the same has not been cured within 30 days after notice thereof. In the event of any termination pursuant to this Section 8.01(e), written notice setting forth the reasons therefor shall forthwith be given by CompDent and American Prepaid to the Representative and the Companies.

                 (f) By the Representative, if there has been a material misrepresentation or breach of warranty on the part of CompDent or American Prepaid in the representations and warranties contained herein or a breach of
Section 1.02 or a material breach of any of the other covenants set forth herein on the part of CompDent or American Prepaid and (with respect to the latter case) the same has not been cured within 30 days after notice thereof. In the event of any termination pursuant to this Section 8.01(f), written notice setting forth the reasons therefor shall forthwith be given by the Representative to CompDent and American Prepaid.

         Notwithstanding anything herein to the contrary, the right to terminate this Agreement under paragraphs (b), (c), (d), (e) or (f) of this
Section 8.01 shall not be available to any party to the extent the failure of such party, respectively, to fulfill any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date (as a result, for example, of an action or failure to act causing a failure of a condition precedent).

        Section 8.02. Effect of Termination. All obligations of the parties hereunder shall cease upon any termination pursuant to Section 8.01, provided, however, that (i) the provisions of this Article VIII, Sections 6.02, 6.03, 9.04(c) and 10.05 hereof (provided that in the case of any such termination, the Companies shall be permitted to pay expenses of the Sellers in connection with the transactions contemplated hereby) and the last sentence of
Section 9.04 hereof shall survive any termination of this Agreement in any event; (ii) nothing in this Section 8.02 shall relieve any party from any liability for a material error or omission in any of its representations or warranties contained herein or a material failure to comply with any of its covenants, conditions or agreements contained herein and (iii) any party may proceed as further set forth in Section 8.03 below.

        Section 8.03. Right to Proceed. Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Section 7.01 hereof have not been satisfied, (i) the Sellers and the Companies shall deliver to CompDent and American Prepaid at Closing a certificate setting forth any breach of this Agreement which relates to such unsatisfied condition or conditions and (ii) CompDent and American Prepaid shall have the right to proceed with the transactions contemplated hereby, thereby waiving any of their respective rights hereunder with respect to the breach or breaches set forth in such certificate, or terminate this Agreement and seek to collect damages with respect to such breach or breaches, if any. If any of the conditions specified in Section 7.02 hereof have not been satisfied, (i) CompDent and American Prepaid shall deliver to the Representative at Closing a certificate setting forth any breach of this Agreement which relates to such unsatisfied condition or conditions and (ii) the Representative shall have the right to proceed with the transactions contemplated hereby, thereby waiving any of Sellers' rights hereunder with respect to the breach or breaches set forth in such certificate, or terminate this Agreement and seek to collect damages with respect to such breach or breaches, if any. A certificate that is delivered pursuant to this
Section 8.03 shall reference the particular Section or Sections of this Agreement to which each breach relates and describe in reasonable detail the respective breach.

ARTICLE IX.      SURVIVAL; INDEMNIFICATION

        Section 9.01. Survival of Representations and Warranties. All representations, warranties, agreements, covenants and obligations herein or in any schedule or certificate delivered by any party incident to the transactions contemplated hereby are material and may be relied upon by the party receiving the same and shall survive the Closing regardless of any investigation by or knowledge of such party and shall not merge into the performance of any obligation by any party hereto, subject to the provisions and limitations of this Article IX. Mr. Tannebaum and Mr. Philip- Sorensen state, and CompDent and American Prepaid acknowledge, that neither Mr. Tannebaum nor Mr. Philip-Sorensen make or join into, directly or indirectly, any of the Companies' representations, warranties, agreements, covenants or obligations in connection with the transactions contemplated in this Agreement or any schedule, certificate or other agreement delivered by the Companies hereunder. Accordingly, Mr. Tannebaum only makes the representations and warranties in Sections 2.02 and 2.03 and Mr. Philip-Sorensen only makes the representations and warranties in Sections 3.02, 3.03 and 3.07; and Mr. Tannebaum and Mr. Philip-Sorensen make only those agreements and covenants expressly made by them in this Agreement. Notwithstanding the foregoing, as a material inducement to CompDent and American Prepaid to enter into this Agreement, pursuant to the terms set forth in this Article IX, Mr. Tannebaum is agreeing to provide indemnification with respect to breaches of the Companies' as well as the Sellers' own individual representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement, irrespective of his knowledge or the scope of his direct representations, and with the objective of assuming responsibility for such matters in favor of CompDent and American Prepaid as a matter of risk allocation in the event of any breach thereof.

        Section 9.02. Indemnification by Mr. Tannebaum. Mr. Tannebaum, on behalf of himself, and his respective successors, executors, administrators, estates, and permitted assigns as contemplated by Section 10.04, agrees subsequent to the Closing Date to indemnify and hold harmless CompDent, American Prepaid and their respective affiliates, stockholders, officers, directors, employees and agents (individually, a "Buyer Indemnified Party" and collectively, the "Buyer Indemnified Parties") from and against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, fines, penalties, costs and expenses (including reasonable attorneys fees and expenses) whether or not arising out of third-party claims and including all amounts paid in investigation, defense or for authorized settlements of the foregoing (a "Loss" or "Losses") sustained, suffered or incurred by or made against any Buyer Indemnified Party, as such Losses are incurred, arising out of, based upon or in connection with (a) any breach of any representation or warranty made by any Company or any Seller in this Agreement or in any Schedule hereto or in any certificate delivered pursuant to Section 7.01(a) in connection with the Closing (collectively, "Buyer Representation and Warranty Claims") and (b) any breach of any covenant or agreement made by any Seller or any Company in this Agreement or in any Schedule hereto. Claims under clauses (a) and (b) of this
Section 9.02 are hereinafter collectively referred to as "Buyer Indemnifiable Losses." Notwithstanding this Section 9.02, the term Buyer Indemnifiable Losses shall not include any Loss related to, and Mr. Tannebaum shall not be obligated to indemnify or otherwise be liable to the Buyer Indemnified Parties with respect to, Taxes (as defined in Section 2.13 above) to the extent (i) such Taxes can be reduced by the carryback and use of any pre-Closing federal income tax net operating loss of Dental Care ("Dental Care Loss") or (ii) such Taxes could have been reduced by the carryback and use of the Dental Care Loss if and to the extent the Dental Care Loss (A) had not been carried forward and used against post-Closing income of Dental Care (or any affiliate of Dental Care) or (B) had not been reduced through an audit or other post-Closing adjustment to the Dental Care Loss which results in the disallowance of any deduction or credit to the extent such disallowance gives rise to a deduction (including a deduction for amortization or depreciation) or a credit in any post-Closing tax period of Dental Care or any affiliate.

        Section 9.03.     Limitations on Indemnification by the Sellers.

                 (a) Deductible for Buyer Representation and Warranty Claims. No indemnification shall be payable with respect to Buyer Representation and Warranty Claims, except to the extent the cumulative amount of all Buyer Representation and Warranty Claims exceeds Five Hundred Thousand Dollars ($500,000) in the aggregate (the "Buyer Threshold"), whereupon only the amount in excess of such Buyer Threshold shall be recoverable as a Buyer Representation and Warranty Claim.

                 (b) General Maximum Indemnification. No indemnification shall be payable with respect to Buyer Representation and Warranty Claims after and to the extent the cumulative amount of all Buyer Representation and Warranty Claims exceeds Nineteen Million Five Hundred Thousand Dollars ($19,500,000). In no event shall Mr. Tannebaum have any liability to any Buyer Indemnifiable Party under this Article IX for consequential, incidental or punitive damages, regardless of the theory of recovery. The Buyer Indemnified Parties shall be obligated to use reasonable efforts to mitigate any Buyer Indemnifiable Loss which forms the basis of any claim for indemnification hereunder.

                 (c) Time Limits for Claims. No Buyer Representation and Warranty Claim may be made by any Buyer Indemnified Party unless the written notice required by Section 9.06 with respect to such Buyer Representation and Warranty Claim shall have been received by the Representative on or prior to the date fifteen (15) months after the Closing Date as to all representations other than those set forth in Section 2.13; provided, however, that the limitation of this clause (c) shall not apply to Buyer Representation and Warranty Claims relating to third party claims by relevant taxing authorities with respect to the representations and warranties contained in Section 2.13, indemnification with respect to which shall expire on the fourth anniversary of
the Closing Date.   Once a Buyer Indemnified Party provides notice of any claim hereunder, the limitation period under this Agreement with respect to such claim shall be tolled and the right to indemnification with respect thereto shall remain in effect until such matter shall have been finally determined and disposed of, and any indemnification due in respect thereof shall have been paid.

                 (d) Dollar-for-Dollar Claims. Notwithstanding anything herein to the contrary, Buyer Indemnified Parties shall not be subject to any limitation, whether pursuant to this Section 9.03 or otherwise, and shall be entitled to dollar-for-dollar recovery, in seeking indemnification from the Sellers with respect to Losses arising from (i) fraud on the part of any Company or any Seller or (ii) a breach of the representation and warranty contained in Section 2.02 of this Agreement.

                 (e) No Limitation of Rights. Notwithstanding anything herein to the contrary, the limitations set forth in this Section 9.03 shall apply only with respect to post-Closing indemnification obligations and shall in no way limit any rights CompDent and American Prepaid may have at law or in equity prior to the Closing or in the event the Closing does not occur.

                 (f) Exclusive Remedy after Closing. Indemnification pursuant to Section 9.02 is the sole and exclusive remedy of the Buyer Indemnified Parties after the Closing against any Company or any Seller for matters arising out of the representations, warranties, covenants and agreements of any Seller or any Company set forth in this Agreement (without limitation of the rights of American Prepaid, CompDent or the Buyer Indemnified Parties under any other agreement contemplated hereby as provided in the terms thereof or by applicable law with respect to any such other agreement).

        Section 9.04. Indemnification by CompDent and American Prepaid. CompDent and American Prepaid, on behalf of themselves and their respective successors and permitted assigns as contemplated by Section 10.04, jointly and severally, agree to indemnify and hold harmless the Sellers, and their successors, executors, administrators, estates and permitted assigns (a "Seller Indemnified Party" and, collectively, the "Seller Indemnified Parties") from and against and in respect of all Losses sustained, suffered or incurred by or made against any Seller Indemnified Party, as such Losses are incurred, arising out of, based upon or in connection with (a) any breach of any representation or warranty made by CompDent or American Prepaid in this Agreement or in any Schedule hereto or in any certificate delivered pursuant to Section 7.02(a) in connection with the Closing (collectively, "Seller Representation and Warranty Claims"); (b) any breach of any covenant or agreement made by CompDent or American Prepaid in this Agreement or in any Schedule hereto; or (c) any untrue statement or alleged untrue statement of a material fact contained in any filings contemplated by Section 5.03(o) or any amendment or supplement thereto, or the omission or alleged omission to state in any such filing a material fact required to be stated therein or necessary to make the statements therein not misleading (such claims under clauses (a), (b) or (c) being hereinafter collectively referred to as "Seller Indemnifiable Claims"). Notwithstanding clause (c) in the previous sentence, CompDent and American Prepaid will not be liable to the extent that any such Loss arises out of or is based upon an untrue statement or omission with respect to financial statements of the Companies, or with respect to other information which may be provided to CompDent or American Prepaid on behalf of the Sellers and included in a registration statement or other filing with the Securities and Exchange Commission in reliance on and in conformity with written information regarding the Sellers or the Companies which may be provided specifically for inclusion therein.

     Section 9.05. Limitations on Indemnification by CompDent and American Prepaid.

                 (a) Damages. In no event shall CompDent or American Prepaid have any liability to any Seller Indemnified Party under this Article IX for consequential, incidental or punitive damages, regardless of the theory of recovery. Each Seller Indemnified Party agrees to use reasonable efforts to mitigate any Seller Indemnifiable Loss which forms the basis of any claim for indemnification hereunder.

                 (b) Time Limit for Claims. No Seller Representation and Warranty Claim may be made by any Seller Indemnified Party unless the written notice required by Section 9.06 with respect to such Seller Representation and Warranty Claim shall have been received by American Prepaid on or prior to the date fifteen (15) months after the Closing Date; provided, however, that the limitation set forth in this Section 9.05(b) shall not apply to Seller Representation and Warranty Claims based on any breach of Section 4.03, 4.06 or 4.07, indemnification with respect to which shall expire on the second anniversary of the Closing Date. Once a Seller Indemnified Party provides notice of any claim hereunder, the limitation period under this Agreement with respect to such claim shall be tolled and the right to indemnification with respect thereto shall remain in effect until such matter shall have been finally determined and disposed of and any indemnification due in respect thereof shall have been paid.

                 (c) No Limitation of Rights. Notwithstanding anything herein to the contrary, the limitations set forth in this Section 9.05 shall apply only with respect to post-Closing indemnification obligations and shall in no way limit any rights any party may have at law or in equity prior to the Closing or in the event the Closing does not occur.

                 (d) Exclusive Remedy After Closing. Indemnification pursuant to Section 9.04 is the sole and exclusive remedy of the Seller Indemnified Parties against CompDent and American Prepaid after the Closing for matters arising out of the representations, warranties, covenants and agreements of CompDent and American Prepaid set forth in this Agreement.

        Section 9.06.     Notice; Defense of Claims.

                 (a) Promptly after receipt by an indemnified party of notice of any claim for a Loss to which the indemnification obligations hereunder would apply, the indemnified party shall give notice thereof in writing to the indemnifying party (CompDent and American Prepaid with respect to claims by any Seller Indemnified Party and the Representative with respect to claims by any Buyer Indemnified Party), but the failure to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except to the extent that the indemnifying party shall have been prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such Loss and shall specify the provision or provisions of this Agreement under which the claim for the Loss is asserted.

                 (b) If, with respect to a Loss relating to any claim asserted by a third party, within 45 days after receiving such notice the indemnifying party gives written notice to the indemnified party stating that it disputes and intends to defend against such claim for Loss at its own cost and expense (subject to a reservation of rights as provided below), then counsel for the defense shall be selected by the indemnifying party (subject to the consent of the indemnified party which consent shall not be unreasonably withheld) and the indemnifying party shall not be required to make any payment with respect to such claim for Loss as long as the indemnifying party is conducting a good faith and diligent defense at its own expense; provided, however, that (i) in the event such Loss is a Buyer Indemnifiable Loss and either (A) such Buyer Indemnifiable Loss is subject to the Buyer Threshold and the cumulative amount of all Buyer Representation and Warranty Claims has not exceeded the Buyer Threshold or (B) such Buyer Indemnifiable Loss relates to a claim of any governmental agency or authority, including any insurance regulatory authority, then (1) counsel for the defense shall be jointly selected by and mutually acceptable to both the indemnified party and the indemnifying party and (2) notwithstanding anything to the contrary in this
Section 9.06(b), the indemnified party and the indemnifying party shall jointly control the defense of such claim for Loss, shall share all information and documentation relating to such claim for Loss, shall keep each other informed with respect to the status of the defense and the mutual consent of both the indemnified party and the indemnifying party shall be required for any significant action to be taken in connection with the defense, including without limitation, any settlement or settlement discussions relating to such claim for Loss, (ii) the assumption of the defense of any such claim for Loss by the indemnifying party shall relate solely to the claim for Loss that is subject or potentially subject to indemnification, and (iii) prior to such assumption of defense the indemnifying party shall enter into an agreement with the indemnified party in form and substance mutually satisfactory to both parties, satisfaction of which will not be unreasonably withheld by either party, pursuant to which the indemnifying party unconditionally guarantees the payment and performance of any liability or obligation which may arise out of such defense. Notwithstanding the foregoing, in connection with such defense the indemnifying party may reserve its rights to obtain reimbursement of any such payments and all other Losses relating to such claim for Loss paid by it (provided that any such reimbursement shall not include counsel fees and other costs of defense in any event) from the indemnified party in a separate action contesting the indemnified party's right to indemnification under the provisions of this Agreement. The indemnifying party shall have the right, with the consent of the indemnified party, which consent shall not be unreasonably withheld, to settle the claim or Loss provided its obligation to indemnify the indemnifying party therefor will be fully satisfied. The indemnifying party shall keep the indemnified party apprised of the status of the claim for Loss and any resulting suit, proceeding or enforcement action, shall furnish the indemnified party with all documents and information that the indemnified party shall reasonably request and shall consult with the indemnified party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated to the contrary, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct (as determined by a court in an appropriate proceeding), the expense of separate counsel for the indemnified party shall be paid by the indemnifying party. If no such notice of intent to dispute and defend is given by the indemnifying party, or if such diligent good faith defense is not being or ceases to be conducted, the indemnified party shall at its expense undertake the defense of (with counsel selected by the indemnified party), and shall have the right to enter into a reasonable compromise or settlement of such claim for Loss; provided, however, that if the indemnified party assumes defense of any third-party claim, the indemnifying party shall not be liable for any Losses arising or related to such third-party claim unless (i) the indemnifying party agrees to be liable therefor or (ii) the indemnifying party is found to be liable under this Agreement for indemnification for the Losses in a separate action after all appeals and all other proceedings have been exhausted in the underlying claim. If such claim for Loss is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, subject to mutually acceptable agreements regarding privilege and related matters.

        Section 9.07.  Tax Effects of Losses; Meaning of After-Tax Basis.

                 (a) In calculating any Losses for which indemnification is provided under this Article IX, such indemnification payment shall be made on an after-tax basis such that the amount of any such losses shall in each case be reduced to take account of any Tax Benefit to the indemnified party arising from the payment of or relating to any such Loss, as described in and subject to Section 9.07(b) below.

                 (b) For purposes of this Article IX, an indemnification payment that is to be made on an "after- tax" basis to an indemnified party shall be made net of Tax Benefits which the indemnified party has received or is entitled to receive in respect to the Loss giving rise to such payment. As used herein, the term "Tax Benefit" shall mean the federal, state and local tax savings that have resulted or will result from any tax deduction or tax credit that (i) the indemnified party has claimed or is entitled to claim on a Federal, state or local income tax return filed for the tax year of such party in which the Loss is paid or incurred and (ii) is directly attributable to such Loss. The term "Tax Benefit" shall not include any tax savings attributable to a depreciation, amortization or similar deduction attributable to the required capitalization of a Loss. It shall be assumed that the indemnified party is subject to the maximum marginal federal, state and local tax rates for a corporation doing business in the jurisdiction in which such person has its principal place of business or primary residence unless the indemnified party's independent certified public accountant certifies that such indemnified party is subject to a different rate, in which case such different rate shall apply.

                 (c) Each indemnified party agrees that it will, in good faith, claim on a current basis all deductions to which it is legally entitled as a result of a Loss. As used herein, "good faith" shall mean the obligation to claim, for federal, state and local income tax purposes, all tax deductions and tax credits to which the indemnified party is entitled, and would otherwise reflect on an income tax return in a manner that is consistent with prior practice and in accordance with applicable law.

         Section 9.08.  Post Closing Tax Matters.

                 (a) American Prepaid shall be responsible for the preparation and timely filing of all federal, state and local tax returns of Dental Care and IHCS which are not required to be filed prior to the Closing Date, except that KPMG Peat Marwick shall be retained to prepare the federal and state income tax returns of the Companies with respect to calendar 1995 and the short taxable years commencing January 1, 1996 and ending on the Closing Date ("1995 and Short Period Returns"). CompDent and American Prepaid agree to accept without modification the deduction for the payments reflected on
Schedule 6.05 of this Agreement to be claimed by Dental Care on its Short Period Return as prepared by KPMG Peat Marwick, and CompDent and American Prepaid otherwise agree to sign and file the 1995 and Short Period Returns as prepared by KPMG Peat Marwick, subject to their review and reasonable satisfaction with the other positions taken therein. CompDent and American Prepaid agree to pay the reasonable fees and expenses incurred in the preparation of the 1995 and Short Period Returns.

                 (b) Provided that IHCS does not revoke its S corporation election with respect to 1996, in preparing the federal and state income tax returns of IHCS covering calendar year 1996 (including both the period during which IHCS was owned by Mr. Tannebaum and the period during which IHCS was owned by American Prepaid), CompDent, American Prepaid and Sellers agree to make the necessary elections under section 1362(e)(3) of the Internal Revenue Code not to allocate the income or loss of IHCS for calendar year 1996 on a pro rata basis between such periods.

                 (c) CompDent and American Prepaid agree to provide Mr. Tannebaum with prompt notice of the commencement of any state or federal audit of any tax returns of Dental Care or IHCS covering any taxable periods commencing prior to the Closing Date, and Mr. Tannebaum, directly or through his designated representatives, shall have the right to, and CompDent and American Prepaid agree to take such reasonable measures as may be necessary to permit Mr. Tannebaum or his designated representatives to, actively participate in any such audit or subsequent administrative or judicial proceeding.
CompDent and American Prepaid further agree (i) not to concede, compromise or settle any issue which may arise on audit which could, directly or indirectly, give rise to a Tax deficiency against which Mr. Tannebaum has agreed to indemnify CompDent and American Prepaid under Section 9.02 above without the prior consent of Mr. Tannebaum and (ii) to permit Mr. Tannebaum, directly or through his designated representatives, to exclusively control all stages of all administrative or judicial proceedings, to the extent such proceedings involve taxable years of Dental Care or of IHCS commencing prior to the Closing Date, such control to include (but not by way of limitation) the exclusive authority to select the forum in which any issue is contested or to settle or compromise any or all issues which could create Tax deficiencies with respect to which Mr. Tannebaum has agreed to indemnify CompDent and American Prepaid in Section 9.02 above; provided, however, that CompDent and American Prepaid shall have the right to participate in such audit or subsequent administrative or judicial proceeding, and Mr. Tannebaum agrees at all times to notify CompDent and American Prepaid of any significant developments with respect thereto.

                 (d) CompDent and American Prepaid agree not to extend the applicable statute of limitations or file any amended return with respect to any taxable period of Dental Care or IHCS commencing prior to the Closing Date without the prior written approval of Mr. Tannebaum, which approval shall not be unreasonably withheld. In the event there is a final redetermination of the liability of IHCS for any federal or Illinois income taxes with respect to any period commencing prior to the Closing Date which results in a refund payment, CompDent or American Prepaid shall promptly pay to Mr. Tannebaum an amount equal to the amount of such refund, including interest, if such refund is paid to CompDent or American Prepaid, or permit Mr. Tannebaum to retain any such refund that is paid directly to him, unless such refund is directly attributable to the carryback of losses or credits generated after the Closing Date.


ARTICLE X.       MISCELLANEOUS

         Section 10.01. Law Governing. This Agreement shall be construed under and governed by the internal laws, and not the law of conflicts, of the State of Illinois.

         Section 10.02. Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail upon the sooner of the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid or acknowledgment of receipt, as follows:

         To CompDent or
         American Prepaid:                 CompDent Corporation
                                           American Prepaid Professional Services, Inc.
                                           8800 Roswell Road, Suite 244
                                           Atlanta, GA  30350
                                           Attention:  Phyllis A. Klock, Senior Vice President
                                                            and Bruce A. Mitchell, Esq.
                                           Facsimile:  (770) 992-4349

         with a copy to:          Goodwin, Procter & Hoar, LLP
                                  Exchange Place
                                  Boston, MA  02109-2881
                                  Attn:  John R. LeClaire, P.C.
                                  Facsimile:  (617) 523-1231

         To the Sellers:          Theodore Tannebaum
                                  875 North Michigan Avenue
                                  Suite 2930
                                  Chicago, IL  60611-1901
                                  Facsimile:  (312) 397-2634

                                  Sven Philip-Sorensen
                                  Bramley Cottage
                                  Kemerton Near Tewkesbury
                                  Glos GL20-7HY
                                  England
                                  Telecopier:  (312) 397-2634 (c/o Ted Tannebaum)

         with a copy to:          Grippo & Elden
                                  227 West Monroe Street, Suite 3600
                                  Chicago, IL 60606
                                  Attn: Theodore W. Grippo, Esq.
                                  Facsimile: (312) 558-1195

         with a copy to:          Hopkins & Sutter
                                  Three First National Plaza
                                  Chicago, IL  60602
                                  Attn:  William G. McMaster, Jr., Esq.
                                  Facsimile: (312) 558-6538

or to such other address of which any party may notify the other parties as provided above.

         Section 10.03. Prior Agreements Superseded. This Agreement, the Schedules and any Exhibits hereto, and any other documents delivered contemporaneously which refer to this Agreement represent the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements among the parties relating to the subject matter hereof.

         Section 10.04. Assignability. This Agreement shall be assignable by CompDent or American Prepaid prior to the Closing to a Subsidiary of American Prepaid; provided, however, that such assignment shall not release CompDent or American Prepaid from its obligations hereunder or CompDent from its guaranty of American Prepaid's obligations hereunder, and provided further that CompDent and American Prepaid shall first obtain all necessary government approvals and consents and make all government filings. This Agreement shall not otherwise be assignable by CompDent or American Prepaid without the prior written consent of the Representative, or assignable by the Sellers or the Companies at any time, without the prior written consent of CompDent and American Prepaid, except for an assignment by CompDent or American Prepaid in connection with a sale of substantially all of the assets of CompDent or American Prepaid. This Agreement (including without limitation the provisions of Article IX) shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns, and no others. Notwithstanding the foregoing, nothing in this Agreement is intended to give any Person not named herein the benefit of any legal or equitable right, remedy or claim under this Agreement, except as expressly provided herein.

         Section 10.05. Fees and Expenses. CompDent and American Prepaid shall each pay their own expenses and costs (including without limitation fees and expenses of their counsel, accountants and investment bankers) associated with the preparation of this Agreement and the consummation of the transactions contemplated hereby including regulatory filing fees relative to IDI and HSR approvals, if any, required to be obtained by CompDent or American Prepaid.
The Sellers shall pay all of their fees and expenses and all fees and expenses of the Companies (including without limitation fees and expenses of counsel, accountants and investment bankers) in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby, and no such fees or expenses shall be paid for or reflected in any account of either Company (or, if so paid or included, Mr. Tannebaum agrees to reimburse the full amount thereof at the Closing).

         Section 10.06. Publicity and Disclosures. A joint initial press release shall be made at the time of execution of this Agreement announcing that this Agreement has been signed. Such press release shall be in form and substance reasonably acceptable to the parties hereto. Thereafter, until the Closing Date, so long as this Agreement is in effect, none of the parties hereto nor any of their respective stockholders, subsidiaries, affiliates, officers, directors or employees shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the other transactions contemplated hereby without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld, except to the extent disclosure is required by any applicable law or regulation or by any court or authorized administrative or governmental agency and except as contemplated by Section 6.02.

         Section 10.07. Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require.

         Section 10.08. Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

         Section 10.09. Certain Remedies; Severability. It is specifically understood and agreed that any breach of this Agreement by any of the parties hereto (including any breach of Article II by the Sellers) will result in irreparable injury to the aggrieved party, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy for such breach and that, in addition to any other remedy it may have, such aggrieved party shall be entitled to enforce the specific performance of this Agreement by the breaching party and to seek both temporary and permanent injunctive relief, without the necessity of proving actual damages, but without limitation of their rights to recover such damages. In case any of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had been limited or modified (consistent with its general intent) to the extent necessary to make it valid, legal and enforceable, or if it shall not be possible to so limit or modify such invalid, illegal or unenforceable provision or part of a provision, this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained in this Agreement.

         Section 10.10. Amendments; Waivers. This Agreement may not be amended or modified except by a writing duly and validly executed by Mr. Tannebaum, as a Seller and as the Representative, the Companies, CompDent and American Prepaid, provided, however, that Mr. Tannebaum and American Prepaid may amend this Agreement to extend the time for performance with respect to any provision herein contained without the consent of any other party. Any party hereto may waive any covenant or condition intended for its benefit in its discretion, but delay on the party of any party in exercising any right, power or privilege hereunder shall not operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies of any party arising out of or otherwise in respect of any inaccuracy in or breach of any representation or warranty, or any failure to perform or comply with any covenant or agreement, contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy, breach or failure is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy, breach or failure.

         Section 10.11. Consent to Jurisdiction. Each of the parties hereto submits to the exclusive jurisdiction of any state or federal court of competent jurisdiction sitting in the Northern District of the State of Illinois, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party waives any defenses of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party thereto. Each party agrees that a final judgment subject to all appeals being exhausted in any action or proceeding so brought shall be conclusive.

         Section 10.12. Schedules. The Schedules to this Agreement are a part of this Agreement as if set forth in full herein. Any reference to this Agreement or any provision hereof shall be deemed to include a reference to the Schedules hereto. The information included in each Schedule is hereby incorporated by reference into each other Schedule hereto, so that each representation and warranty contained herein shall be deemed to refer to and incorporate the information contained in all Schedules and each Schedule or Section of the Disclosure Schedule shall be deemed to incorporate the relevant information contained in each other such Section or Schedule. The parties also acknowledge the recitals and incorporate them in this Agreement.

         Section 10.13. Section 338(h)(10) Election. Each of the parties hereto agrees that he or it will not make any election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, with respect to the transactions contemplated hereby.

         Section 10.14.  CompDent Guaranty.   CompDent unconditionally
guarantees to the Sellers the performance by American Prepaid of its obligations under this Agreement, including without limitation payment of any amounts payable by American Prepaid under this Agreement when and as such payment becomes due and payable in accordance with the terms of this Agreement. This guaranty is an absolute, unconditional and continuing guaranty of the performance of such obligations as if CompDent were the primary obligor with respect to such obligations, and is in no way conditioned upon any requirement that the Sellers first attempt to seek performance by American Prepaid.

         Section 10.15. IHCS Liability Limit. IHCS shall not make any payment to CompDent or American Prepaid under or in connection with this Agreement, whether or not it may otherwise be liable therefor, unless such payment is permitted under Sections 5/131.20 and 5/131.20a of the Illinois Insurance Code.

         IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the date set forth above.

[CORPORATE SEAL]                                       COMPDENT CORPORATION

ATTEST:


/s/ Phyllis Klock                                      By:      /s/ David Klock
- -----------------------------------------------                 -----------------------------------------------
                                                                Name:  David Klock
                                                                Title:    Chairman & CEO


[CORPORATE SEAL]                                       AMERICAN PREPAID PROFESSIONAL SERVICES, INC.

ATTEST:


/s/ Phyllis Klock                                      By:      /s/ David Klock
- -----------------------------------------------                 -----------------------------------------------
                                                                Name:   David Klock
                                                                Title:     Chairman & CEO


                                                       DENTAL CARE PLUS MANAGEMENT, CORP.



                                                       By:      /s/ Richard Sawicz
- -----------------------------------------------                 -----------------------------------------------
                                                                Name:  Richard Sawicz
                                                                Title:   President


[CORPORATE SEAL]                                       I.H.C.S., INC.

ATTEST:


                                                       By:      /s/ Richard Sawicz
- -----------------------------------------------                 -----------------------------------------------
                                                                Name:  Richard Sawicz
                                                                Title:   President


                                                       SELLERS:


                                                       /s/ Theodore Tannebaum
                                                       --------------------------------------------------------
                                                       Theodore Tannebaum


                                                       /s/ Sven Philip-Sorensen
                                                       --------------------------------------------------------
                                                       Sven Philip-Sorensen
